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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                 FORM 10/A NO. 1


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                             SECURITIES ACT OF 1934


                                    C3D INC.
       -------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                    Florida                                  13-4064492
       ---------------------------------------        --------------------------
         (State or other jurisdiction of                  (I.R.S. Employer
          Incorporation or Organization)                Identification Number)


              230 Park Avenue, Suite 453, New York, New York 10169
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (212) 697-3200
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

       Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:

                             Common Stock, par value
                                 $.001 per share
                                (Title of Class)

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         The registrant, C3D Inc. (individually "C3D," collectively with all of its directly and indirectly owned subsidiaries, the "Company"), is filing this Registration Statement pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder.

         Upon the effectiveness of this Registration Statement, the Common Stock (as defined hereinafter) will be registered under Section 12(g) of the Exchange Act. Following effectiveness of this Registration Statement, C3D will be required and expects to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by C3D at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. It is expected that C3D's filings will be also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov. The current Internet address of the Company is http://www.c-3d.net.

         Except where the context indicates otherwise, references in this document to "we," "us" and "our" refer to the Company.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this Registration Statement or the documents incorporated by reference in this Registration Statement may contain forward-looking statements. You can identify these statements by the appearance of words and phrases such as "will likely result," "may," "believes," "are expected to," "is anticipated to," "is forecasted to," "is designed to," "plans to," "predict," "seek," "estimate," "projected," "intends to" or other similar words and phrases. Important factors that could cause actual results to differ materially from expectations include:

         o  market conditions and demand for new data storage technology;

         o our competitors' ability to successfully develop new technologies to satisfy demand for data storage;

         o difficulties in achieving sales, gross margin and operating expense targets based on competitive market factors;

         o difficulties in competing successfully in the markets for new products with established and emerging competitors;

         o difficulties with single source supplies, product defects or product delays;

         o  our status as a going concern;

         o difficulties in forming and maintaining successful joint venture relationships;

         o  difficulties in negotiating and receiving licensing royalties;

         o difficulties in obtaining, maintaining and using intellectual property protections;

         o  changes in data storage technological protocols and standards;

         o  volatility in interest rates and currency exchange rates;

         o difficulties in state, federal, foreign and international regulation and licensing requirements;

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         o  economic and political instability in the foreign countries where we conduct operations;

         o  litigation actions by directors, employees, investors and others;

         o  limited operation and management history;

         o  dependence on key personnel;

         o  risks associated with Year 2000 computer systems problems; and

         o  other factors discussed in the Registration Statement.


         All of the above factors could cause our actual results to differ materially from historical results and those presently anticipated. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this Form 10.

                                  RISK FACTORS

No History of Revenue

         As a research and development enterprise, the Company has no revenue history and therefore has not achieved profitability. The Company expects to continue to incur operating losses until late in the third or fourth quarter of fiscal year 2001. The operating subsidiaries of Constellation Tech (as defined below) incurred a net loss of $2,762,714 for the nine-months ended September 30, 1999 and $3,191,902 for the year ended December 31, 1998. The operating results for C3D (as defined below) incurred a net loss of $2,089,182 for the nine months ended September 30 1999 and $0 for the year ended December 31, 1998. The Company has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis. In addition, over the next twelve months, the Company plans to increase its operating expenses from approximately $350,000 per month to $1,200,000 per month in order to fund research and development and increase its administration resources. However, the Company expects to receive revenues by the end of fiscal year 2000. Nevertheless, it is possible that the revenue of the Company may never be sufficient to recognize a profit.

Limited Operating History

         C3D began operations as of October 1, 1999, and C3D has no prior operating history other than that associated with the acquisition of Constellation 3D Technology Limited, a British Virgin Islands corporation ("Constellation Tech"), which primarily performed research and development of three-dimensional technology for the storage of digital information on disc. However, C3D's subsidiaries were in operation before October 1, 1999, when they were owned by Constellation 3D Holdings Limited, an Irish company ("Constellation Holdings") or Constellation Tech.

         The Company's proposed operations will be subject to the problems, expenses, difficulties, complications, and delays frequently encountered in connection with starting a new operation. Primarily, there is the risk that the Company may not be able to transfer the technology into commercially profitable products. Also, there is the risk that once introduced into the market place, the Company's products will not be embraced by the market.

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The Company as a Going Concern

         Due to its lack of operating revenues, accumulated operating losses of $8,567,361 and the need for additional working capital, there is no assurance that the Company will be able to continue as a going concern. The Company's Independent Certified Public Accountants modified their opinion on C3D's and Constellation Tech's Financial Statements to express their substantial doubt about the respective companies ability to continue as a going concern.

Possible Removal from NASD OTC Bulletin Board

         The National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board quotation service (the "Bulletin Board") sets requirements for those companies which use or wish to use that service. If C3D in the future fails to meet any of these requirements, the NASD Over-the-Counter Bulletin Board quotation service may prevent C3D from having its Common Stock traded using the service.

         One of the requirements recently established by the NASD requires a company quoted on the Bulletin Board to file reports with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Exchange Act of 1934 (the "Exchange Act"). The NASD has adopted a schedule for phasing in this reporting requirement. According to this schedule, as recently accelerated, C3D needed to be a reporting company by December 23, 1999 in order to avoid the Bulletin Board's placement of an "E" next to C3D's ticker symbol, which is "CDDD". The "E" denotes that C3D is delinquent in making Exchange Act filings. On December 23, 1999, the Company was not yet an Exchange Act reporting company, and thus the Bulletin Board placed an "E" to the right of "CDDD". As of December 23, 1999, C3D's ticker symbol read "CDDDE". If, by January 19, 2000, the Bulletin Board does not receive evidence to its satisfaction that this Registration Statement, which is C3D's initial Exchange Act filing, has fully satisfied all U.S. Securities and Exchange Commission comments regarding this Registration Statement, then the Bulletin Board will not allow C3D's Common Stock to continue to be traded using the Bulletin Board quotation service.

Need for Additional Capital

         The Company believes that it has sufficient working capital to sustain its operations through January 2000. However, as a research and development company in the data storage technology field, the Company continually expends large amounts of capital over short periods of time. The Company is currently generating no revenues and does not expect to do so until the end of fiscal year 2000. There is no assurance that revenues generated in future operations, if any, will be sufficient to finance the complete cost of the Company's research and development. Additional funds will be required before the Company achieves positive cash flow from operations. Future capital requirements and profitability depend on many factors, including, but not limited to, the timely success of product development projects and the timeliness and success of joint venture and corporate alliance strategies and marketing. The Company is actively in the process of raising additional capital, including the issuance of convertible debt securities and the potential issuance of preferred shares. The Company's outstanding convertible debt contains no restrictions on the further incurrence of indebtedness nor does such debt adversely effect the Company's liquidity. However, future debt or preferred share offerings could result in restrictions that could make payments of such debts difficult, create difficulties in obtaining further financings, limit the flexibility of changes in the business, and cause substantial liquidity problems. However, there can be no assurances that financing or additional funds needed will be available when needed or, if available, on terms acceptable to the Company. Additional equity or convertible debt financing, if obtained, could result in substantial dilution to shareholders. The Company is not currently considering acquiring a bank credit facility.

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Foreign Operations

         In addition to its activities in the United States, the Company conducts business operations in Israel, Russia and Ukraine. In recent history, these three nations have experienced significant economic and political instability. It is possible that present or future economic or political instability in those nations will have a material adverse impact on the Company's ability to conduct its business and/or its financial condition.

         Israel's physical security and integrity have been at risk since Israel's inception as a modern nation. Recently, Israel and Syria have restarted peace negotiations, however, there is no formal peace between Israel and Syria or Lebanon, a client state of Syria. Therefore, to the extent that the Company has operations in Israel, there is risk that the political instability will have an adverse impact on the Company's ability to conduct its business. However, most of the Company's operations in Israel are inUS dollar- equivalent's, and we report our results of operations in US dollars, so the risk of economic adverse impact to the Company's business due to currency fluctuations is limited.

         Russia's significant political and economic instability could have a material adverse effect on our operations. High levels of corruption exist among government officials and among commercial enterprises in which the state has an ownership interest. Although we do not believe we have been adversely affected by these activities to date, organized or other crime could in the future have a material adverse effect on our operations. In the same regard, our ability to conduct operations in Russia could be adversely affected by difficulties in protecting and enforcing our rights and by future changes to local laws and regulations. In addition Moscow banks often delay recognizing wire transfers of funds into Russia. These delays can be anywhere from a day to a week. Also, Moscow banks often charge very expensive and somewhat arbitrary fees with respect to wire transfers. These difficulties and expenses could impose additional strains on our local operations. The Company does not engage in hedging transactions at present because the Company pays its operating expenses in US dollar-equivalent rubles. Thus, any fluctuation in ruble valuation has little or not effect on our financials.

         The Company's operations in Ukraine are limited to the operations of a single subcontractor. It is therefore unlikely that present or future economic or political instability in Ukraine will have a material adverse impact on the Company's ability to conduct its business and/or its financial condition. Nevertheless, it should be noted that, as in Russia, Ukraine has experienced significant political and economic change. The Ukrainian economy is less developed than that of Russia. However, Ukraine is susceptible to many of the same macroeconomic risks as Russia such as sovereign debt defaults and/or restructurings, foreign exchange volatility and political instability. Deterioration in the Ukrainian economic or political situation could adversely impact our results of operations.

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Need for Additional Technology

         The Company believes that it has developed a substantial amount of technology for developing its products. Nevertheless the Company foresees the need to recruit more employees with relevant technological knowledge and capabilities and/or to purchase the right for specific technologies from others. However, there can be no assurances that the Company will succeed in performing these acquisitions.

Proprietary Rights Protection

         Although the Company intends to rely on trade secret, trademark, copyright and other intellectual property laws to protect its Fluorescent Memory Technology, currently the Company relies and expects to rely almost entirely on patent laws for such protection. While the Company currently intends to vigorously enforce its intellectual property rights, there can be no assurance that the steps taken by the Company to protect its Fluorescent Memory Technology and to enforce its rights will be successful. The Company individually holds three U.S. patents relating to its Fluorescent Memory Technology. The Company holds more than forty U.S. and foreign regular patent applications relating to its Fluorescent Memory Technology. However, there can be no assurance that patents will be issued for those patent applications. As of November 1, 1999, the Company holds ten pending provisional patent applications. There is no assurance that the Company will timely exercise its right to convert provisional patent applications into regular or international patent applications or that patents will be issued for any regular or international patent applications into which the Company does convert such provisional patent applications.

         The Company expects that it will develop trade secrets. The Company may seek patent or copyright protection for such trade secrets. There is no assurance that the Company will develop trade secrets or seek patent or copyright protection for any or all of them. The Company intends to enter into confidentiality and non-disclosure agreements to protect one or more trade secrets which it or its employees or independent contractors may develop, but there is no assurance that the Company will do so or that the confidentiality necessary to protect a Company trade secret will be maintained. Such failure to maintain one or more trade secrets could have a material adverse financial impact on the Company.

         The Company may offer products in the U.S. and in foreign countries based on its patented Fluorescent Memory Technology. Certain foreign countries in the Pacific Rim and elsewhere may not offer the same degree of intellectual property protection that is afforded in the U.S. European Community and Japan, and the Company may be unable to enforce its patent rights in such countries, even if it were able to obtain such rights.

Pending Intellectual Property Applications

         The Company has filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D". There is no assurance that these applications will mature into registrations or that the Company will even use these marks. Furthermore, the Company has acquired the internet domain names "C-3D.NET," "C-TRID.COM," "C-TRID.NET", "CONSTELLATION3D.COM", and "CONSTELLATION3D.NET". Currently, the Company maintains a web site at http://www.c-3d.net.

         There can be no assurance that any patents, copyrights, trade secrets, trademarks or domain names developed or obtained by the Company will provide substantial or sufficient value or protection to the Company. Furthermore, there is no assurance that their validity will not be challenged or that affirmative defenses to infringement will not be asserted. With respect to trademarks,

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affirmative defenses to both infringement or dilution may be asserted. If another party were to succeed in developing data storage technology comparable to the Company's Fluorescent Memory Technology without infringing, diluting, misusing, misappropriating or otherwise violating the Company's intellectual property rights, the Company's financial condition might suffer a material adverse effect.

Possible Intellectual Property Litigation

         As is typical in the data storage industry, from time to time, the Company may in the future be notified of claims that it may be infringing, diluting, misusing, misappropriating or otherwise violating patents, copyrights, trademarks, trade secrets and/or other intellectual property rights of third parties. It is not possible to predict the outcome of such claims, and there can be no assurance that such claims will be resolved in the Company's favor. If one or more of such claims is resolved unfavorably, there can be no assurance that such outcomes will not have a material adverse effect on the Company's business or financial results. In particular, the data storage industry has been characterized by significant litigation relating to infringement of patents and other intellectual property rights. There can be no assurance that future intellectual property claims will not result in litigation. If infringement, dilution, misuse, misappropriation or another intellectual property rights violation were established, the Company and/or its joint ventures could be required to pay substantial damages or be enjoined from developing, marketing, manufacturing and selling the infringing product(s) in one or more countries, or both. In addition, the costs of engaging in intellectual property litigation may be substantial regardless of outcome. If the Company seeks licensure for intellectual property that it cannot otherwise lawfully use, there can be no assurance that the Company will be able to obtain such licensure on satisfactory terms.


Intellectual Property Ownership

         In the future, a Company employee or contractor, and not the Company, might be the legal and/or record owner of one or more patents, patent applications or other intellectual property which is material to protecting the Company's data storage technology. The Company typically requires that its employees and contractors assign to the Company all right, title and interest in and to the intellectual property which they develop for the Company. However, there can be no assurance that the Company will obtain legal or record ownership of, or one or more licenses to use, such intellectual property on satisfactory terms. It is possible that failure to obtain such legal or record ownership, or one or more licenses to use, such intellectual property will have a material adverse effect on the Company's business or financial results.

Product Liability Considerations

         The Company may face inherent business risk of exposure to product liability claims in the event that the use or misuse of its future products is alleged to have resulted in the death or injury of a customer, consumer or user or to have had some other adverse effect. The Company does not presently have product liability insurance. Currently, the Company does not manufacture any products and does not expect to do so in the near future. Although the Company might obtain product liability insurance and the Company might protect itself against product liability claims by contractually requiring joint ventures: (a) to have continuous quality control inspections, detailed training and instructions in the manufacture of its products; (b) to indemnify the Company for damages caused by the joint venture's own tortuous acts or omissions; and/or
(c) to obtain and maintain adequate product liability insurance, product liability lawsuits may affect the reputation of the Company's products and services or otherwise diminish the financial resources of the Company. If product liability suits are brought, there is no assurance that any existing product liability insurance of the Company or a joint venture or any existing

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indemnification by the Company's joint ventures will be adequate to cover the liability claims. However, there is no assurance that product liability insurance will continue to be available to the Company or the Company's joint ventures in sufficient amounts at acceptable costs.

Supply of Components and Raw Materials

         It is not uncommon in the data storage technology manufacturing and assembly industry that certain components are available only from a few or sole-source suppliers. However, the Company anticipates that the key components for its products will be available from a number of source suppliers and that the Company and its joint ventures will not experience difficulty in obtaining a sufficient supply of key components on a timely basis. As discussed below, the Company intends to develop relationships with qualified manufacturers with the goal of securing high-volume manufacturing capabilities and controlling the cost of current and future models of the Company's products.

         However, there can be no assurance that the Company will be able to obtain a sufficient supply of components on a timely basis or on commercially reasonable terms or realize any future cost savings. Sales may be adversely affected for these or similar reasons. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays could prevent the Company's joint ventures from producing sufficient quantities of the Company's products to satisfy market demand. In addition, in the case of a component purchased exclusively from one supplier, the Company's joint ventures could be prevented from producing any quantity of the affected product(s) until such component becomes available from an alternative source. Such adverse events could cause delays to product shipments, thereby increasing the joint venture's material or manufacturing costs or causing an imbalance in the inventory levels of certain components. Moreover, difficulties in obtaining sufficient components may cause the Company's joint venture(s) to modify the design of the Company's products to use a more readily available component, and such design modifications may result in product performance problems. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect the Company's business and financial results. The Company does not believe that there are any raw materials on which its products depend whose unavailability is a material risk to the financial condition of the Company.

Customers

         As solely a research and development company, the Company has not yet had any customers for its products. As discussed above, the Company intends to establish joint ventures with strategic partners to market and sell the Company's Fluorescent Memory Technology. In the future, it is possible that the Company or its joint ventures will have sales to one or more customers which equal ten percent or more of the Company's consolidated revenues. However, the Company does not intend to become financially dependent on a small number of, or any single, customer.

Directors' and Officers' Involvement in Other Projects

         Some of the officers and directors of the Company serve and are expected to serve as directors, officers and/or employees of companies other than the Company. See "Directors, Executive Officers and Certain Significant Employees." While the Company believes that such officers and directors will be devoting adequate time to effectively manage the Company, there can be no assurance that such other positions will not negatively impact an officer's or a director's duties for the Company and that such impact will not have a material adverse effect on the Company's financial condition.

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Legal and Regulatory Controls

         The Company is not aware of any particular electrical, telecommunication, environmental, health or safety laws and standards that will apply to the Company's products. While the Company does not anticipate regulation of its products, there can be no assurances that the Company will not have to comply with laws and regulations of domestic, international or foreign government or legal authorities, compliance with which could have a material adverse affect on the Company. The FCC regulates computer hardware that contains or utilizes magnetic forces to store information. To the extent the FCC may regulate in the future fluorescent-based computer storage devices, such as our products, compliance with those regulations could have a material adverse effect on us.

Market Risk

         The Company expects that, like many companies, it may be exposed to some degree of market risk. However, although changes in interest rates and currency exchange rates could have a material adverse impact on the Company's financial condition, the Company believes that such an effect is unlikely. Therefore, the Company does not anticipate that it will enter into derivative transactions (e.g., foreign currency forward or option contracts) to hedge against known or forecasted market changes.

No Dividends

         The Company does not intend to pay dividends to the holders of any of the Company's outstanding stock for the foreseeable future. Therefore, investors who anticipate the need for immediate or future income by way of dividends from their investment should refrain from the purchase of the Company's shares.

Year 2000

         The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (e.g., December 31, 1999 would appears as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000 and calculations using or reporting the date will not be correct and errors will arise. To prevent this from occurring, information systems need to be updated to ensure that they recognize the Year 2000. The Company does not anticipate any material exposure to the Year 2000 issue.

         The Company has completed its assessment of its information technology systems, as well as its non-information technology systems. The Company reasonably believes that it will not be materially adversely affected by the Year 2000.

         The Company's research records are primarily handwritten. Further, in Russia and the Ukraine, the Company's accounting and bookkeeping records are kept without the aid of computers. The Company's computer hardware and software is relatively new and all have been purchased with the Year 2000 in mind. The Company does not reasonably anticipate that any of its computer hardware or software will malfunction as a result of the Year 2000.

         The Company expects that its research prototypes will accurately and unambiguously display, reconfigure, interrupt and process all date codes designating the Year 2000 and beyond, including leap years. However, at the

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company's research prototypes may encounter a Year 2000 problem because of the interaction of a third party's product with the Company's prototypes.

         The Company is primarily relying on Year 2000 Readiness Disclosures in its assessment of its principal suppliers. After reviewing these Year 2000 Readiness Disclosures, the Company does not foresee that any of its principle suppliers will suffer Year 2000 issues. The Company has one supplier from which it purchases the raw materials needed for its research operations. The Company believes that this suppler will not face Year 2000 problems that would affect the supplier's ability to provide the materials the Company needs to continue its research operations. However, in the event the supplier is unable to fill orders to the Company as a result of a Year 2000 computer failure, the Company is prepared to utilized other suppliers to its orders for raw materials. As a further precaution, the Company has purchased enough raw materials to last through the first quarter of 2000.

         Finally, the Company has determined that its operations in Russia, which account for a material portion of the Company's business, may be materially adversely affected by the Year 2000 problem. The Company's concerns stem from the state of readiness of third parties, including the Russian government, and not from its own level of preparation. The Company reasonably believes that the Russian government may not be equipped to handle all possible problems that may arise as a result of a Year 2000 problem. The Company has put contingency plans in place to deal with a possible Year 2000 failure in Russia. These contingency plans include a complete back-up of all computer files, as well as the creation of paper copies of all computer files. Also, the Company is equipping all of its Russian facilities with electrical generators. Finally, in the worse case scenario, the Company is prepared to relocate its Russian facility and personnel to the United States.

Dependence on Employees

         The Company's success depends, to a great extent, upon its ability to attract and retain highly qualified technical and management personnel, including experts in the field of data storage technology and the sciences underlying such technology. Such individuals are in high demand and are often subject to competing offers. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurances that the Company will be able to attract and retain other qualified personnel needed for its business. Furthermore, the Company does not currently maintain "key man" insurance for any personnel.

Competitors in the Data Storage Technology Industry

         The Company estimates that there are approximately fourteen enterprises researching, developing and/or producing data storage technology which the Company believes to be the Company's material competitors. The data storage technology industry is fiercely competitive, and a number of the Company's competitors have already established their names, brands, products and technologies in the marketplace. Some competitors are expected to have significant market shares. Mergers, acquisitions and research and development by the Company's competitors might further increase their market shares.

         While the Company believes that its Fluorescent Memory products and joint venture strategies will result in competitive advantages, there is no assurance that any such advantages will be obtained or, if obtained, can be maintained over time, that a competitor will not invent a superior technology, or that the Company's products and services will be able to penetrate the data storage market. Many of the Company's current and potential competitors have or may have advantages over the Company such as greater financial, personnel, marketing, sales and public relations resources. Existing or future competitors may develop or offer products that provided significant performance, price, creative or other advantages over those offered by the Company.

Restricted Securities

         Sales of a substantial number of shares of our common stock after this registration could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the potential volatility in the price of our shares, these sales could cause the market price of our common stock to decline.

         The majority of our outstanding shares of common stock have been issued in private placements and are restricted securities under the Securities Act of 1933. These restricted securities will be subject to restrictions on the timing, manner and volume of sales of restricted shares.

         We cannot predict if future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

                                    BUSINESS

Overview

         The Company is a development stage company. It has no prior operating history other than the acquisition of certain assets of Constellation Tech. The Company has no revenue history and therefore has not achieved profitability. C3D is a corporation headquartered in Fort Lauderdale, Florida. The Company, an international enterprise with operations in the United States, Israel, Russia and Ukraine, researches and develops data storage technology products with flexibility in commercial applications. The Company has developed what it believes to be a state-of-the-art optical, data storage product that surpasses the physical limits of two-dimensional memory technology. Research and development work on the Company's technology has been conducted and is being conducted in the United States, Israel, Russia and Ukraine.

         The mission of the Company is to develop state-of-the-art technologies and products to serve the growing data storage needs of customers in government, business, education and consumer segments through continuous research and product innovation. By providing new data storage solutions to its customers through joint ventures and licensing agreements, the Company intends to become the pre-eminent provider in the data storage research and development market, thus providing significant returns to its shareholders.

         The Company's new technology implements the concept of the volumetric storage of information. Data is recorded on multiple layers located inside a disk or a card, as opposed to the single or double layer method available in optical disks ("ODs"), compact discs ("CDs") and DVDs. The recording, reading and storing of the information is done by using fluorescent materials embedded in pits and grooves in each of the layers. The fluorescent material emits radiation when excited by an external light source. The information is then decoded as modulations of the intensity and color of the emitted radiation.

         The Company's research has determined that these fluorescent multilayer disks and cards furnish the user with considerably improved storage space and storage time and deliver substantial performance advantages when compared to the CDs and DVDs produced.

Company History and Structure

         C3D was incorporated on December 27, 1995 under the name Latin Venture Partners, Inc. The name of the company was changed to C3D Inc. on March 24, 1999 in anticipation of a proposed transaction with Constellation Holdings. From its inception until October 1, 1999, C3D had no business operations.

         On September 19, 1999, Constellation Holdings sold all of its assets to Constellation Tech. In consideration for those assets, Constellation Tech assumed all liabilities and obligations of Constellation Holdings. After the Acquisition (as defined below), all the record and beneficial shareholders of Constellation Holdings are all of the record and beneficial shareholders of Constellation Tech.

         On October 1, 1999, C3D purchased certain assets of Constellation Tech for total consideration of 9,750,000 shares of Common Stock and C3D's assumption of certain liabilities and obligations of Constellation Tech (the
"Acquisition").

         In the Acquisition, C3D acquired the following assets:

         o Constellation's Tech's then sole existing membership interest in TriDStore IP, L.L.C.;

         o all of the issued and outstanding ordinary shares in TriD Store
           Vostok;

         o 99 ordinary shares of the 100 ordinary shares then allotted of C-TriD Israel Ltd.; and

         o all of the issued and outstanding shares of common stock of TriD SV, Inc.

         TriDStore IP, L.L.C. is a Delaware limited liability company formed on February 2, 1998, formerly known as OMD Devices, L.L.C., until March 9, 1999. TriDStore IP, L.L.C. owns a substantial majority of the material intellectual property owned by the Company, which consists mostly of patent registrations and applications. See "Risk Factors -- Intellectual Property/Proprietary Rights."

         TriD Store Vostok is a Russian company formed on January 15, 1999. The Company conducts its Russian operations through TriD Store Vostok.

         C-TriD Israel Ltd. is an Israeli company formed on December 2, 1996. C3D is the record owner of 99 of 100 allotted ordinary shares but is the beneficiary of all 100 allotted ordinary shares, one of which is held in trust for C3D by Rapids Trusts Ltd., an Israeli trust. The Company conducts its Israeli operations through C-TriD Israel Ltd.

         TriD SV, Inc. is a Delaware corporation formed on August 10, 1998. As of November 1, 1999, TriD SV, Inc. has had no operations.

         The Company's organizational structure is as follows:

                       [organizational chart appears here]

Products

         The Company has developed Fluorescent Memory Technology and plans to develop end-user products over the next two years. With each of these products, the Company intends to seek and establish joint ventures with strategic partners who are already established with market share and manufacturing capabilities in the appropriate markets. The initial three products that are expected to be developed by the Company include:

         o Micro Read/Write ("R/W") Disk;

         o ClearCard Read Only Memory ("ROM"); and

         o ClearCard Read/Write.


         Micro Read/Write Disk

         Micro Read/Write is a 30 millimeter recordable disk that is expected to fit in many portable devices. The Company anticipates that this technology will be applied to devices such as laptop and hand-held computers, digital cameras and video recorders and players. For laptop and hand-held computers, it is expected to offer lightweight, high capacity storage and quick access to data. The Company believes that for cameras and video players, Micro R/W will not only offer the same gains as laptop and hand-held computers, but that it also will offer higher quality video. The Company also believes that this technology will be ideal for downloading information from the Internet.

         Micro R/W disks will be largely similar to existing CD and DVD drives. Therefore, new designs of ODD players would not be required to be able to read the Micro R/W disks.

         The company has entered into a relationship with Toolex International, N.V. regarding the production and manufacture of Micro R/W disks.

         ClearCard ROM

         The Company intends for this technology to be applied to many portable devices including global positioning and navigating systems, hand-held gaming devices, automobile systems and electronic book devices. It is anticipated that ClearCard ROM will be read in very low-cost players. The Company believes that this technology will be the first of its products to become commercially available. It is expected to be available by the last quarter of 2000.

         ClearCard R/W

         This technology is one step beyond ClearCard ROM in that it is expected to offer a one-time recording function. The Company anticipates that ClearCard R/W will be used with the same low-cost players for reading as ClearCard ROM. While many of the same product applications apply to this technology, the expected added benefit of ClearCard R/W is its ability to allow a user to download or determine the information that he or she is interested in having on a particular device. The Company believes that this technology will present a storage advantage for Internet-based data.

         The Clear Card drives do not have an analogous system in the current market. These products are completely new designs. However, the materials and machinery for manufacturing the devices are all available. In addition, the interface between ClearCard devices and hand held electronic devices, such as laptops and handheld computers, for instance, will be in accordance with accepted standards.

         Products and Markets in Development

         The Company believes that three-dimensional Fluorescent Memory Technology will allow the creation of user-oriented products with new performance qualities that form a solid base for consumer technologies. The following are products in the development stage which the Company intends to bring to market through joint ventures and strategic partnerships, such as the existing relationship with Toolex International, N.V.:

         o Fluorescent Memory Disk ROM (diameter of 120 millimeters with 140 to 420 gigabytes (GB) of data storage capacity) is expected to provide the user with a wide range of large volume archive and reference information, as well as with much more detailed video information. The Company believes that this product will produce home cinema technology with cinema-tape quality;

         o Fluorescent Memory Disk ROM and Fluorescent Memory Disk R/W (diameter of 120 millimeters with 70 gigabytes (GB) of data storage capacity) is expected to allow the user to create his or her own library of digital material;

         o Fluorescent Memory Disk ROM, Fluorescent Memory Disk R/W and Fluorescent Memory Disk RAM (diameter of 120 millimeters with various data storage capacities) is a product which is expected to permit users to utilize supplied archive and reference data, and add to one's own recordings for constant storage;

         o Fluorescent Memory Disk ROM (diameter of 30 to 40 millimeters with 12 to 15 gigabytes (GB) of data storage capacity) is designed for information storing in portable devices;

         o Fluorescent Memory Disk R/W and Fluorescent Memory Disk ROM (diameter of 30 to 40 millimeters with 10 to 13.5 gigabytes (GB) of data storage capacity) is expected to be a base for extra-portable information recording and storing device with new quality functions. It is anticipated that it will enable the addition of the user's own data, audio and video recordings, as well as those received via the Internet. The Company intends that this product will provide new possibilities for the individual to integrate into the global information network;

         o Fluorescent Memory Disk R/W (diameter of 30 to 40 millimeters with 9 to 12 gigabytes (GB) of data storage capacity) is a new product expected to promote digital photo and video systems' development. The Company intends that the product will promote the further development of recorded photo and video on PCs and the restoration of them by means of photographic printing or different video-restoration systems;

         o Super Fluorescent Memory Disk ROM (diameter of 120 millimeters with
           1.4 terabytes (TB)) of data storage capacity) is intended to promote the idea of advanced reference books and archives, art and cinema collections, new generations of video games (with virtual reality effects and extended video environment development and real presentation effect);

         o Super Fluorescent Memory Disk R/W (diameter of 120 millimeters with 1 terabyte (TB) of data storage capacity) is designed as a base for stable storage systems for large and extra-large databases with high data access rate;

         o Super Fluorescent Memory Disk RAM (diameter of 120 millimeters with 1 terabyte (TB) of data storage capacity) is intended to be a base for secondary memory systems for large and extra-large PCs with much greater access restrictions because of the ability to remove the disk from the system;

         o ClearCard-ROM (credit card-sized memory carrier with 1 to 20 gigabytes (GB) of data storage capacity) is expected to take the form of a one square centimeter-sized spot on a card. Such a card is intended to be a mass produced product designed for persons to carry and to use in inexpensive miniature reading devices and electronic books; and

         o Recordable R/W and Recordable ClearCard (with 1 to 3 gigabytes (GB) of data storage capacity) are envisioned as a part of `I-net Video Terminal' systems. The Company anticipates that Recordable ClearCard will be recorded at the locations of various providers of information such as bookstores and information kiosks and that they will be read in inexpensive reading devices which may use ClearCard-ROM.

         The Company believes that its Fluorescent Memory Technology has a wide variety of applications and markets. It is expected that these technologies will continue to evolve after they are brought to market and the Company begins to better understand how customers and users respond to these technologies.

Strategic Partners and Joint Ventures

         The data storage industry is a very capital-intensive industry. The core competency of the Company lies in research and development of data storage technologies. The facilities that the Company leases are used for research and development or administrative purposes. The Company does not plan to vertically integrate its business to manufacture, or to undertake mass manufacturing of, the products that it proposes to introduce to the market. The Company plans to enter the market through licensing, strategic alliances and joint venture programs. The Company expects to engage in research and development and administration only and to outsource the marketing and mass production of its Fluorescent Memory Technology.

         In December 1999, the company signed a letter of intent with Toolex International, N.V., a Dutch company (the "Letter of Intent"). The Letter of Intent provides that the company and Toolex shall cooperate to develop processes and machinery to mass produce Fluorescent Memory Disks ("FMDS"). The Company and Toolex believe that the outcome of their co-operative efforts shall be a technique for embossing, metalizing and laminating the FMDs to levels necessary for mass production. In connection with the Letter of Intent, the Company and Toolex signed a Co-Invention Agreement. The Co-Invention Agreement governs the ownership of inventions and patents that are developed as part of the Letter of Intent.

         As a result of its joint venture approach to entering the market, the Company does not plan to engage in marketing efforts on its own. Instead, it intends to rely on others' expertise in this area. Despite this intention, the Company believes that it will need to develop market intelligence so as to keep abreast of the technological requirements demanded by its customers. The Company believes also that in order to negotiate the most advantageous licensing agreements with joint venture partners and other licensees, the Company will need to maintain a knowledge of the market size and growth parameters for each of the target markets. Similarly, the Company expects that an intimate knowledge of pricing and cost trends in the market will be required to realize the most value from each licensing agreement into which it will enter. Notwithstanding the foregoing, the Company may engage directly in marketing its Fluorescent Memory Technology at some time in the future.

         The Company intends to identify a partner for introducing the Company's products to the market based on the following criteria:

         o The partner should have an established presence in the data storage market. The Company believes that an established presence includes market share and leadership, as well as ownership of assets in the form of capital, production facilities, employees, etc. The Company expects that it would provide the necessary intellectual property;

         o The partner should be able and willing to make the investments needed for successful product launch, including marketing, advertising, sales and promotions; and

         o The partner should also have the ability to differentiate itself on the basis of the quality and quantity of service. The Company believes that it is imperative that the partner be able to dedicate enough quality service and support staff long-term to the marketing of the Company's products.

         In addition to the existing relationship with Toolex International, N.V., the Company is presently engaged in preliminary talks with a number of companies regarding joining in a strategic partnership for the commercial production of the Company's products.

The Data Storage Technology Market and Competition

         The data storage industry is very dynamic and very competitive. Trends can quickly change and competing companies are constantly involved in product improvement and innovation in order to keep up with customers' increasing demand for faster and smaller storage devices with high data storage capacity. The driving forces of the data storage market include diverse applications such as analysis of meteorological data, printing payroll checks, writing letters, browsing the Internet, editing television commercials, searching a data warehouse, or playing a computer game. Businesses have witnessed a significant increase in the amount of data used and stored in the past decade, and the Company believes that they will continue to do so for the next few years to come.

Trends in the Data Storage Industry

         Increased Demand for Removable Storage

         The Company believes that there is a rising demand for removable disk drives of varying storage capacities due to the significant advantages of removable drives compared to floppy disks. While both floppy disks and removable drives are portable and can interface with other systems, the removable disk drive can substantially exceed the floppy disk in terms of storage capacity.

         Transition from Older Drive Technologies to New Technologies

         The Company anticipates that the CD and optical disk drive industry will undergo a major transition over the next several years as drive producers begin manufacturing technologies that have been recently introduced. The Company, after reviewing Frost & Sullivan's "World Compact Disc and Optical Disk Drive Market" (1997), believes these new technologies, including the DVD drive, will account for the majority of the CD and ODD market. The Company believes that new technology with varying applications and cost effectiveness, including the Company's Fluorescent Memory Technology, will be readily accepted into the market.

         Downward Price Pressure in the CD/ODD Industry

         Price declines have played a significant role in the mainstream acceptance of CD/ODD technology. The Company anticipates that new technology acceptance over existing technologies will be gauged by pricing. The Company predicts that, as new technologies are introduced, they will have a price premium over existing technologies. However, the Company believes that, as these new technologies are accepted and unit shipments increase, they will benefit from economies-of-scale, allowing them to significantly compete with older technologies. Consequently, the Company believes that it must (i) lower its production costs in order to maintain adequate margin, (ii) increase its production volume and (iii) remain on the cutting edge of data storage technology with the innovation of new products.

         Increased Demand for Increased Performance

         The Company anticipates that data storage performance levels will increase in a pattern similar to the past, resulting in faster spin rate, shorter access times and higher capacities. Performance increases have become relatively common in the industry, and many consumers now expect them on a regular basis. In keeping with this user demand for performance, the Company believes that it must maintain its current emphasis on research and development in order to maintain the Company's viability.

         Magnetic Storage Continues to Dominate the Mass Storage Industry

         Magnetic disk drives ("MDDs") and ODDs comprise the substantial majority of the data storage market in terms of market share. Historically, MDDs have been in higher demand for mass storage use and have cost less per gigabyte
(GB) of data storage memory space than ODDs. It is expected that most mass storage industry leaders will continue to use magnetic drives as their primary storage medium. The Company believes that in order to remain competitive with the magnetic mass storage industry, it must continue to improve the cost-effectiveness, as well as product acceptance by the public, of its Fluorescent Memory Technology.

Competing Products and Technologies

         The Company's Fluorescent Memory Technology disks and cards are in competition with other types of storage devices, which come in various formats. While hard disk drives are the most common form of mass data storage, they are not the only storage media available to computer users. A variety of options exist, each with unique price and performance characteristics that meet specific requirements. Some other forms of storage devices are Removable Storage Devices, such as Tape Drives, Magneto-Optical ("MO") Disks, Personal Computer ("PC") Cards, ROM and One Time Programmable Cards, Static Random Access Memory Cards, Flash Cards, ODDs, CDs, and Redundant Arrays of Inexpensive Disks, among others.

         Removable Mass Storage Devices

         The trend of processing sensitive data on desktop PCs instead of on mainframe computers has made removable mass storage solutions increasingly important. Floppy diskettes, which have been the most commonly used removable storage devices, often have been insufficient for certain data-intensive applications. For these applications, high capacity removable mass storage devices offer advantages. Removable mass storage devices, which are particularly suitable for secondary storage applications like data backup and archiving, rather than as a primary form of on-line storage, come in many forms, such as tape cartridges, Compact Disk Read Only Memory ("CD-ROMs") and other optical disks, MO disks, and PC cards.

         Tape Drives

         The magnetic tape drive was one of the first computer storage technologies, and was commonly used on early mainframe computers. However, its inability to randomly access or write data like disk drives makes it much slower than newer data storage technologies. It has therefore been replaced as the primary storage device in most computer applications. However, due to its high storage capabilities and low cost-to-megabyte ratio, it is still very much in use as a storage medium for archiving large amounts of data. Additionally, recent advances in tape technology, such as digital audio tape cartridges, have also made tape a preferred technology for backing up network servers and other critical data.

         Optical Disk Drives

         The three primary optical disk storage technologies are available, as follows: CD-ROM drives, Read/Write drives and rewritable optical disks. ODDs can hold relatively large amounts of data. Rewriteable optical disks typically are used for data backup and archiving massive amounts of data, such as image databases.

         ODDs are used for a diverse mixture of applications. The principal performance advantage of ODDs as compared to MDDs is their ability to provide greater track density than MDDs, thus enabling them to store more data per disk. The principal disadvantage of ODDs as compared to MDDs is a slower average data access time. The Company believes that its Fluorescent Memory Technology has a cost/price advantage over the currently available ODDs.

         CD-ROM drives are by far the most widely used ODDs and are the computer industry's standard for distribution of software products. They are typically used to distribute large databases and documents that require only periodic access. Read/Write drives, on the other hand, are used almost exclusively for archival storage where it is important that the data cannot be changed or erased after it is written for example, for financial records storage.

         Retail price levels for CD-RW rewritable drives have decreased. The writable CD format, which was heretofore dominated by write-once CD-R drives, is currently being replaced by CD-RW as a result of the combination of CD-RW's media flexibility and lower prices. The Company anticipates rapid growth for rewritable DVD drives starting in year 2000, with shipment levels rising to rival those of CD-RW drives. The Company believes that its proposed Fluorescent Memory rewritable disks and drives will be the medium through which the Company will be able to gain a large share of the market for rewritable data storage media.

         Magneto-Optical Disks

         Magneto-optical disk systems combine the technology of traditional magnetic media, like hard disk drives, with optical disk technology. It is expected that MO technology will allow users to store hundreds of megabytes of data on a disk that looks similar to a traditional 3.5-inch floppy disk and typically comes in a 3.5-inch or 5.25-inch form factor. MO disks have many advantages. They provide relatively high data densities. The data stored on them can be changed at will and is resistant to magnetic fields, unlike a traditional floppy or hard disk. The disadvantage of MO technology is that, because of the relatively high intensity of the magnetic field created with the combined use of the read/write head and laser, the two rotations required for writing data make them twice as slow as hard disk drives during write operations. The Company believes that its Fluorescent Memory Technology, due to its faster read/write capability coupled with high data storage capacity, has a distinct advantage in this product category.

         Personal Computer Cards

         PC Cards are built using the Personal Computer Memory Card International Association standard, and can be either storage or Input/Output cards. By virtue of being compact, highly reliable, lightweight and requiring less power, some consider them to be ideal for battery-powered notebook and palmtop computers, hand-held personal digital assistants and personal communicator devices. Due to their diminutive size, PC cards used for storage, commonly called "memory cards," make transporting data relatively easy. They can be used for program storage or data interchange between systems. A big deterrent to the widespread use of PC cards is their high cost relative to hard disk drives. The Company believes that the ClearCard that the Company proposes for introduction to the market will not be as expensive as a PC Card and, thus, will have a distinct advantage in this product category.

Competing Technologies in Development and Advancement

         In addition to the existing storage devices, there are some comparable data storage technologies in the research and development phase, such as the following technologies:

         Magnetic Hard Disk Drives. One of the original data storage media, some view magnetic disk drives as the most reliable source of storage media. Despite the advent of alternate technologies, magnetic storage remains dominant, particularly where mass storage is concerned. Magnetic disk heads fly on a slider approximately one ten-millionth of a meter over the surface of the storage medium. During the writing process, small magnetic domains are written and the magnetic fields of these domains are detected during the read process. The information can be overwritten indefinitely. The area density of magnetic recording has grown about 60% per year during the last decade. Devices with an area density of 4 gigabytes per square inch are in production, and area densities of 20 gigabytes per square inch have been created. However, the magnetic domains become unstable at a physical and technical limit called the super-paramagnetic limit. Therefore, further growth in area density is limited, although it is not certain where this limit puts an end to the further density increase of magnetic memory. Furthermore, many magnetic memory carriers are not easily removable, are not easily disposable and are relatively expensive.

         Optical Disk Drives. Optical Disk Drives, which include compact disc drives, DVDs, and magneto-optical drives, came onto the scene in the mid 1980's and have gained mainstream acceptance, particularly CD-ROM drives as a result of their entertainment or educational uses. The Company anticipates that the advent of rewritable optical disks will make the optical disk drive an increasingly important segment of the data storage industry. In ODDs, such as CDs, DVDs, and MOs, light from a semiconductor laser is focused onto the storage layer to perform writing or reading. The storage layer is protected through the disk substrate or a thick overcoat, making this technology well-suited for removable media. CDs, CD-ROM, and DVD media are commonly used around the world for both entertainment and commercial purposes. The Company expects that, at least in the next few years, they will continue to be commonly used in these ways around the world.

         Near Field Drives. In some of the proposed near field recording, light is focused onto the front surface of the storage medium, thereby avoiding some problems with distortions of the focused beam in the protected layer. High density is achievable, but at high cost, as the medium is exposed to dust and remains vulnerable to crashes of the drive head. Thus, this technology is not suitable for portable devices. The storage capacity is limited, because in near field optics, data is stored in a thin layer at the surface.

         Volumetric/Holographic. Volumetric or holographic storage allows data to be stored in three dimensions, which increases actual storage capacity exponentially. Although holographic storage was considered feasible almost 40 years ago, attempts at commercialization have not achieved great success largely because unlike the Company's products, there is a lack of applicable components and of a suitable storage material. The Company's products' components and materials for fluorescent disks and cards are either available or have been developed by the company and its subsidiaries and can be manufactured by using available machinery and materials.

         Atomic Force Microscopy. In the field of probe-based storage, scientists are fabricating tiny silicon cantilevers 10 microns long and 0.3 microns thick, with an even smaller silicon probe tip (.008 microns in diameter). The tip rests on a rotating plastic disk. To store data, heat from an electric pulse through the tip momentarily softens the surface of the plastic, and the slight force that the tip exerts on the plastic pokes a tiny depression. As the tip is pulled across the tip on playback, its dip into the pit is detected. Researchers report that this technique can reliably read and write data at a density of 64 gigabits per square inch and have developed the basics for a read only system holding a CD's worth of data on a disk the size of a penny.

         Scanning Tunneling Microscopy. Scanning Tunneling Microscopy reportedly has the potential to store as many as 1,000,000 gigabytes (GB) per square inch, although the Company expects that commercial usage of this technique is not in the foreseeable future. The technique involves moving xenon on a nickel surface with a scanning tunneling microscope. As attempted, this process required a temperature of near absolute zero and several hours to complete.

Market Segmentation

         The three primary CD and ODD market segments are (i) CD Drive, (ii) Stand-alone Drives and (iii) CD and ODD Jukebox. The CD Drive segment can be further broken into the CD and ODD drive, the CD and DVD drive, the CD-ROM drive, the CD-R drive, the DVD-ROM drive, the CD-RW drive and the DVD-RAM drive markets. Stand-alone drives include both the magneto optical drive and large form factor markets. The CD and ODD Jukebox market includes magneto optical drive jukeboxes, large form factor jukeboxes and CD drive jukeboxes.

         The Company's product line will both create new product lines and new products. The fluorescent discs is an existing market that will be enhanced by the addition of these products. The ClearCards will create entirely new products. That market is just developing and the Company plans to be one of the early players in the market.

         Geographically, the CD and ODD market is segmented into four regions - the United States, European, Pacific Rim and Rest-of-World ("ROW") markets. A common pattern in the way these markets behave is that the United States is usually an early adopter of a new technology, with Europe following later. The Pacific Rim and ROW markets are heavily impacted by the economic well being of the constituent nations, which in turn decide whether that market is going to be an early or late adopter. However, the Pacific Rim and ROW markets are also the ones with good growth projections for all the storage device product categories. With this trend in perspective, the Company believes that it can be inferred that these markets will adopt and proliferate the Fluorescent Memory Technology. The Company expects that the Company and its partners should therefore focus their marketing efforts worldwide if they are to achieve the goal of their technology becoming the industry standard for the data storage industry.

         CD and ODD Market

         After reviewing Frost & Sullivan's "World Compact Disc and Optical Disk Drive Market" (1997), the Company projects the revenues for the total CD and ODD market to reach $19.12 billion in fiscal year 2000 and to increase to $25 billion in fiscal year 2003. The Company further expects CD and DVD drives to account for 96.37% of unit shipments and 85.5% of revenues. A slight decrease in these numbers, perhaps no more than 1%, is expected to occur in fiscal year 2003 due to growth in other segments such as 3.5-inch MO drives.

         The United States, which was originally the largest market for CD and ODD revenues, is projected to account for only 46.8% of the market in 2003, totaling $11.69 billion. The Pacific Rim and European markets, on the other hand, are projected to grow to 24.6% and 21.5% respectively in fiscal year 2003. This change in market share is attributed to the early adoption by the US compounded by a healthy economy. The Pacific Rim, though an early adopter, suffered because of its economic setback, and the European market is a late adopter. The ROW segment is expected to grow from 5.3% in 2000 to 7% of the total market in 2003. The Company believes that these growth projections are indicative of the viability of the Fluorescent Memory Technology in the data storage market.

         CD and DVD Drive Market

         The CD and DVD Drive market is expected to continue its rapid rate of growth during the next few years. It is projected that the market will have overall revenues of $16.34 billion in 2000 and $21.17 billion in fiscal year 2003. The Company believes that its entry into the market at this point in time is crucial because of the tremendous growth potential that it offers. The Company believes also that any further delay will only result in loss of market share to competitors, and loss of opportunity.

         CD and DVD Drive Growth Projections by Product Category. Based on the Frost & Sullivan study, the Company anticipates the replacement of CD-ROM drives with DVD-ROM drives as the primary drives in the next few years. In the recordable sub-segment, there is a transition projected to occur from CD-R drives to CD-RW drives, and then from CD-RW drives to DVD-RAM drives. The major change that is anticipated in the market is the shift from CD technology to DVD technology, and that the DVD technology will become the market's mass storage medium of choice. This is due to higher storage capacity of the DVD technology and also because DVD is backward compatible with most CD media. It is further anticipated that the DVD technology will be used in three different industries computers, movies and music - which will allow it to reach the economies of scale not experienced by other optical technologies. The study forecasts that DVD technology will account for 61% of the total CD and DVD drive market shipments.

         CD and DVD Drive Growth Projections by Geographic Segments. The United States, which was an early adopter of the CD technology, continues to have the largest market share in terms of revenues. However, market forecasts predict that by the year 2002, market share will decline to about 48.4%. It is anticipated that the US market share of the CD and DVD drive market will decline to 46.4% of the total market in 2003. It is also expected that the European market share will be 22.19%, the Pacific Rim market share will be 24.3% and that of the ROW market will be 7.2% in 2003. Additionally, the ROW region may very well account for a larger portion of sales due to stronger economic growth of its constituent nations.

         CD-ROM Drive Market

         For multimedia applications, the usage of CD-ROM systems is in accessing large databases and also in distributing other large software packages. Growth in the installed base of CD-recordable drives and CD jukeboxes has further strengthened the CD-ROM format. Frost & Sullivan forecast the unit shipments for CD-ROM to reach 65.8 million units in fiscal year 2000, which is equivalent to revenues of $5.52 billion. However, as DVD-ROMs gain increased presence, revenues from CD-ROM are expected to decline to $1.34 billion in fiscal year 2003.

         CD-Recordable Drive Market

         The Compact Disc-Recordable ("CD-R") drive market has become an important part of the CD and DVD drive market. The advantages that CD-R drives offer include low media cost, high reliability, the ability to perform a random data search, and media able to be read by a large installed base of CD-ROM drives. However, this technology is expected to be replaced in the CD and DVD markets in fiscal year 2000 by the technologies that allow for recording and rewriting data such as CD-RW and DVD-RAM. The Company believes that this product category will be a high-growth area for the Company should the Company enter into this market, because the Company believes that its Fluorescent Memory Technology could potentially become the technology that replaces existing technologies.

         DVD Read Only Memory Market

         The DVD Read Only Memory ("DVD-ROM") is a high-density, read-only, optical disk format. It is expected to become the logical successor to the CD-ROM technology, and also that its sales will be further enhanced with the introduction of the DVD-RAM technology. Revenues for the DVD-ROM drives are projected to reach $12.63 billion in 2003. It is also anticipated that DVD-ROM drives will replace CD-ROM drives as the choice medium of data storage in 2003.

         CD-Rewritable Drive Market

         The CD-Rewritable ("CD-RW") drive technology is expected to gain market acceptance due to the additional applications it opens up to the CD format. However, it is not expected to be sustained for long, because DVD-RAM technology is expected to offer greater data storage density. The Frost & Sullivan study predicts that by 2003, unit shipments of CD-R drives will decrease to 5 million units.

         DVD Random Access Memory Market

         DVD-RAM refers to the optical technology that allows users to record information on DVD media. It is expected to replace technologies such as CD-R and CD-RW. By fiscal year 2003, unit shipments of these drives are forecast to be at 9.4 million. The Company expects that the disks and drives that the Company intends for High Definition Television format stand to gain from this projection of market growth.

         World Magneto-Optical and Large Form Factor Market

         The magneto-optical and large form factor market is expected to earn revenues up to $1.23 billion in fiscal year 2000, and approximately $1.7 billion in fiscal year 2003.

         World MO and Large Form Factor Product Segmentation. Of all the products in the MO and large form factor market, the 3.5-inch MO has had the highest growth in the overall stand-alone market from fiscal year 1998 to the present. Despite its rapidly falling prices, it is expected that the 3.5-inch MO will account for 73.5% of revenues, and 93.1% of unit shipments of the entire MO and large form factor market in fiscal year 2003. The Company believes that ClearCard-ROM and ClearCard-R disks and drives, by virtue of their small size and high capacity, can take advantage of this growing product segment.

         The 5.25-inch, on the other hand, is projected to account for only 8.5% of the of the total shipments of MO and large form factor ODD shipments. It is also expected that it will account for only 26.8% of the stand-alone ODD revenues in fiscal year 2000 and approximately 22% in 2003. The 12-inch and 14-inch Read/Write drive products are targeted at niche markets, and their revenues and unit shipments are expected to decline to 5.4% and 0.1%, respectively, by fiscal year 2003.

         World MO and Large Form Factor Geographic Segmentation. The United States market, which has been an early adopter of new optical technology, has a major share of the MO and large form factor ODD market. It is projected that United States will have a 42% share of the total ODD market, which is then projected to increase to 46.7% in fiscal year 2003. Europe, on the other hand, is expected to have a shrinking market share that decreases from 19.9% in fiscal year 2000 to 18.6% in fiscal year 2003. However, the European market's revenue is expected to increase from $244.8 million in fiscal year 2000 to $317 million in fiscal year 2003. The 3.5-inch and 5.25-inch MO were successful in the Pacific Rim market. Despite growing revenues in the ODD market in this region, its market share is declining due to the rapid growth in US market share. Revenues from Pacific Rim ODD market are expected to reach $417.7 million in fiscal year 2000, and $500.1 million in fiscal year 2003. The Rest of the World segment is also expected to have increased revenues from ODD sales due to increasing adoption of all high-technology products by the nations in this region. It is expected that this segment will have revenues of $50.7 million in 2000 and $91.2 million in fiscal year 2003 which translates to market shares of 4.1% and 5.4%, respectively.

         World CD and Optical Disk Drive Jukebox Market. The most common applications for these products are storage-intensive applications. Growth of the jukebox market has been attributed to the increasing needs of government agencies and private businesses for of reliable mass storage solutions. The need of engineering, education, medical imaging and storage, legal document imaging, and other such storage-intensive areas also have contributed to the jukebox market. The Company believes that the entry of Fluorescent Memory Technology could potentially force this product segment into obsolescence, because the basic idea behind a Fluorescent Memory device is to eliminate the need for multiple layers of disks and drives, and instead provide for storage of terabytes of data on one disk or card.

         CD and ODD Jukebox Product Segmentation. Growth in the magneto optical (MO - 5.25-inch and 3.5-inch form factors) segment's market share has been eroded by a more rapid growth in the CD jukebox segment. By fiscal year 2003, this segment is expected to contribute to 56.1% of the total CD and ODD jukebox market.

         The large form factor (12-inch and 14-inch) segment is considered to be the most mature of all segments in the CD and ODD jukebox market, and is expected to remain on a course of slow steady growth. By fiscal year 2003, this segment is projected to account for only 0.8% of the total jukebox shipments.

         The CD jukebox segment is forecasted to have the largest number of units shipped in the total CD and ODD jukebox market by fiscal year 2003. In that year, it is expected to contribute 36.9% of the entire jukebox market's earnings.

         CD and ODD Jukebox Geographic Segmentation. The US was an early adopter of the jukebox technology. Growth of the US market's share of the CD and ODD jukebox market is attributed to the overall size and health of its economy. However, as other regions of the world become technologically more sophisticated, the US market share is expected to decrease to about 50.6% in 2003 from 53.5% in fiscal year 2000.

         The European market share has been declining steadily due to strict market regulations as compared to the other regions. It is projected that this market will have an 18.2% share of the CD and ODD jukebox market in fiscal year 2003, which is equal to revenues of $387.2 million.

         The Pacific Rim region is the fastest growing market for the CD and ODD jukebox technology. It is anticipated that this region will account for 21.7% of the market in fiscal year 2000 and grow to 24.3% in fiscal year 2003, equivalent to revenues of $516.9 million.

         The adoption of newer technologies by countries in the ROW segment will result in increased revenues from the CD and ODD jukebox sales. Sales in this region are expected to account for 5.7% of the total market in 2000 and 6.9% in fiscal year 2003, which translate into sales of $146.8 billion.

         The Company's success and ability to compete will depend in part on its ability to protect proprietary technology and other intellectual property. The Company seeks patents on its important inventions, primarily in the United States, Israel, European Community Countries and Japan. Additional countries that belong to the Patent Cooperation Treaty may also be designated if it is deemed to be cost effective and beneficial to the Company.

         Currently, the company owns three U.S. Patents:

         o U.S. Patent No. 5,847,141, entitled " Photochromic Material for Electro-Optic Storage Memory," which issued on December 8, 1998, and expires on December 22, 2015. This patent covers photochromically modified pyridones which are useful in three dimensional, stable, optical memory storage devices.

         o U.S. Patent No. 5,936,878, entitled "Polymeric Photo-Chromic Composition" issued on August 10, 1999, and expires on December 12, 2017. This patent covers the use of photochromically modified spiropyrans in three dimensional, stable, optical memory storage devices.

         o U.S. Patent No. 5,945,252, entitled "Photochemical Generation of Stable Fluorescent Amines from Peri-Phenoxiderivatives of Polycyclic P-Quinones" issued August 31, 1999, and expires on December 11, 2017. This patent covers the use of photochromically modified polycyclic quinones in three dimensional, stable, optical memory storage devices.

         More than forty additional pending U.S. and International and foreign applications covering compositions, methods, and apparatus which relate to the Company's Fluorescent Memory Technology have been filed by the Company.
Other patent applications are in the process of being prepared.

         There can be no assurance that any of the company's patent applications will issue as patents, or that if patents are issued on the Company's applications, they will be of sufficient scope and strength to provide meaningful protection of the Company's technology or any commercial advantage to the Company, or that such patents will not be challenged, invalidated or circumvented in the future. Moreover, there can be no assurance that the Company's competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not presently have or will not seek patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the U.S. or in other countries.

         The Company intends to rely on a combination of patents, trade secrets, copyrights and trademarks to protect its intellectual property rights. No assurance can be given, however, that competitors will not independently develop substantially equivalent proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. Nevertheless, the Company intends to enforce its intellectual property rights whenever it becomes aware of any infringement or violation to its rights.

         The Company has not received any notices alleging, and is not aware of any infringement by the Company of any patents or intellectual property of others. However, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for patents, or have not received or in the future will not receive, patents or other proprietary rights relating to devices, apparatus, materials or processes used or proposed to be used by the Company.

Employees

         As of December 15, 1999, the Company had 59 employees, including 17 in the research and development office in Israel, 35 in the research and development office in Moscow, one subcontractor in Ukraine and five in management, finance and administration and one in research and development in North America. None of the Company's employees are covered by a collective bargaining agreement.


                                   PROPERTIES

         C3D is leasing facilities at 230 Park Avenue, Suite 453, New York, New York 10169 for administrative purposes. The lease expires December 31, 2000 with an option to renew for one (1) year.

         C-TriD Israel Ltd. has entered into two operating lease agreements for the real property it uses at 2 Prof. Bergman Str., Rechovot 76327 Israel. The first lease was to expire on May 14, 1999, but C-TriD Israel Ltd. exercised its option to extend the lease period until May 14, 2000. There is another option to extend the lease period until May 14, 2001. The second lease is to expire on April 5, 2001, but there is an option to extend the lease period until April 4, 2003. The Company conducts research and development at the Rechovot facilities.

         TriD Store Vostok leases two sets of facilities in Moscow, Russia primarily to conduct research and development. The lease for the facilities at 119146, Moscow, 2nd Frunzenskaya ul., 8, Building 1, expires December 1, 1999, and the lease for the facilities at MSU Science Park Building 5, Locations 513A, 514 and 522 expires December 30, 1999.

         C3D leases facilities at 1875 Charleston Road, Mountain View, California 94043. The lease is month-to-month and includes the right of C3D to certain services such as secretarial support. The Company conducts research and development at these facilities.

         C3D subleases facilities at 230 Park Avenue, New York, NY 10169. The sublease is for one year. The facilities are the office of the CEO.

         Presently, C3D is using the Fort Lauderdale, Florida office located at 2625 NE 11th Court, Fort Lauderdale, Florida 33304, owned by one of C3D's directors. The offices are primarily being used for administrative functions of C3D. The Company currently has no lease arrangement for the Fort Lauderdale offices but is not at material risk of losing its capacity to adequately use the facilities.

         The Company has determined that, for the foreseeable future, the facilities at all of the addresses referenced are suitable, adequate and capable of the necessary productivity for the activities undertaken and to be undertaken there. The Company expects that it will continue to fully utilize these facilities and that it will renew its leases and rental agreements before their termination or find other adequate facilities to conduct the operations. The Company might acquire additional facilities as it deems appropriate.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data of C3D for, and as of
(1) each of the years ended December 31, 1997 and 1998 and (2) the nine-month period ended September 30, 1999 has been derived from the Company's financial statements, including the notes thereto, which have been audited by BDO Seidman, LLP, independent auditors. The results for the nine-month period ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and the Financial Statements and Notes thereto included elsewhere in this Registration Statement.

                                                          Nine
                                                      Months Ended
                                                      September 30,                     Years Ended December 31,
                                             --------------------------- -----------------------------------------------------
                                                  1999          1998         1998          1997          1996         1995
                                             -------------- ------------ ------------ ------------- ------------- ------------
Statement of Operations Data:
Interest Income..........................     $    57,458     $     --     $     --     $     --      $    --       $     --
Operating Expenses.......................       1,109,305           --           --           --           --             --
Interest Expense.........................       1,037,335
Net Loss for the period..................      (2,089,182)          --           --           --           --             --
Loss per common share....................     $     (0.56)    $  (0.00)    $  (0.00)    $  (0.00)     $  (0.00)     $  (0.00)
Weighted average number of shares........         703,255       25,000       25,000       25,000        25,000        25,000

                                                  As of
                                             September 30,                    As of December 31,
                                             -------------- -----------------------------------------------------
                                                  1999          1998          1997          1996         1995
                                             -------------- ------------ ------------- ------------- ------------
Balance Sheet Data:
  Cash and cash equivalents................    $  219,225      $    --      $    --        $    --      $    --
  Working capital (deficiency).............       (82,418)          --           --             --           --
  Due to related parties...................       161,786           --           --             --           --
  Advances to related companies............     2,465,764           --           --             --           --
  Total assets.............................     2,689,454           --           --             --           --
  Non-current liabilities..................     1,315,616           --           --             --           --
  Stockholders' equity.....................    $1,373,838      $    --      $    --        $    --      $    --









                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS FOR C3D INC.

         The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including risk factors set forth in this Registration Statement. The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this Registration Statement.

Overview

         C3D was incorporated on December 27, 1995, under the name Latin Venture Partners, Inc. The name of the company was changed to C3D Inc. on March 24, 1999 in anticipation of a proposed transaction with Constellation Tech. C3D incurred expenses of $5,000 during the incorporation process in 1995 and did not incur any further expenses until 1999, when C3D was involved in two equity offerings and began negotiations with Constellation Tech. Accordingly, discussions of periods prior to 1999 have not been included.

         C3D and Constellation Tech entered into an asset purchase agreement which was completed on October 1, 1999, whereby C3D acquired certain assets and liabilities from Constellation Tech, including the following directly and indirectly owned subsidiaries:

         o 99 of the 100 issued and outstanding shares of C-TriD Israel Ltd., which operates research and development facilities in Rechovat Park and Tel Aviv, Israel;

         o all of the issued and outstanding shares of TriD Store Vostok, which operates research and development facilities in Moscow, Russia;

         o the sole membership interest of Constellation Tech in TriDStore IP, L.L.C., which has had no active operations but which, as of November 3, 1999, holds the patents and the patent applications for the Company's Fluorescent Memory Technology; and

         o all of the issued and outstanding shares of TriD SV, Inc., which has had no operations but is expected to head C3D's California operations.

         The Company must raise additional funds as a result of the planned significant increase in its operating expenditures and anticipates that it will require approximately $20 million in order to fund its operations over the next twelve months. The Company has sufficient working capital to support its operations through January 2000 and is in the process of negotiating for additional capital. The Company does not expect to receive revenues until the end of the fiscal year 2000 and expects to continue to incur operating losses until late in the third or fourth quarter of fiscal year 2001. The Company is currently exploring additional financing alternatives, including the possibility of a private equity offering, convertible debt, or preferred shares. In November 1999, the Company raised $0.4 million (net of commissions) through the issuance of convertible debt and in December 1999, the Company entered into an agreement with Sands Brothers & Co., Ltd. pursuant to which Sands Brothers & Co. Ltd. is obligated to raise, on a best efforts basis, a minimum of $4.0 million and a maximum of $25.0 million of financing for the Company through the issuance of the Company's capital stock. In addition, the Company entered into an agreement with Winnburn Advisory in December 1999 pursuant to which the Company intends to issue to Winnburn Advisory convertible debt in the principal amount of $1.6 million. The consummation of this transaction is scheduled to occur on or before December 24, 1999. Although the Company's existing debt securities contain no such restrictions, the signing of future convertible debt or preferred share agreements could result in restrictions being placed on dividends, interest and principle payments, or any other convenant restrictions that could make payments of such debts difficult, create difficulties in obtaining further financings, limit the flexibility of changes in the business, and cause substantial liquidity problems. There can be no assurance, however, that such financing will be available to the Company or, if it is, that it will be available on terms acceptable to the Company. If the Company is unable to obtain the financing necessary to support its operations, its may be unable to continue as a going concern.

Results of Operations

         For the nine-months ended September 30, 1999, C3D incurred net losses of $2,089,182, which is attributable to management fees, consulting fees, professional fees and general and administrative expenses. These expenses were incurred in the course of completing two private placements and to support negotiations for the acquisition between C3D and Constellation Tech.

         Management fees. Management fees for the nine-month period ended September 30, 1999 were $602,500, of which $400,000 relates to compensation provided by the issuance of 100,000 shares to two directors of C3D for services rendered. At the time of grant, March 8, 1999, the Company had not begun trading on the Over-the-Counter Bulletin Board and the deemed value was based on the $4 per share offering being completed by C3D at the time. The remaining $202,500 was management fees paid to C3D staff for services rendered.

         Consulting fees. Consulting fees for the nine-month period ended September 30, 1999 were $97,000. These fees were paid to independent consultants for their services to complete the two private placements and other administration work.

         Professional fees. Professional fees for the nine-month period ended September 30, 1999 were $263,967, the majority of which were related to legal support for the C3D's application for quotation on the NASD's Over-the-Counter Bulletin Board service, the closing of two private placements, the negotiations with Constellation Tech, and the initial preparation of this Registration Statement.

         General and administrative. General and administrative costs for the nine-month period ended September 30, 1999 were to $77,459. The costs represent rent, telephone, and other general corporate expenses.

         Travel and accommodation. Travel costs for the nine-month period ended September 30, 1999 were $68,379, which reflect costs incurred to raise the private placement funds and the costs of directors travelling to board meetings.


         Interest expense. Interest costs for the nine-month period ended September 30, 1999 were $1,037,355 which included $1,000,000 for the beneficial conversion feature on the subordinated convertible debt and the interest accrued on the note.

         Interest earned. C3D earned $57,458 in interest revenue from cash advances made to Constellation Tech.

Liquidity and Capital Resources

         As at September 30, 1999, C3D's cash position was $219,225 and its working capital was $82,418.

         Since its inception, C3D has financed its operations primarily through capital contributions from shareholders. During the six-month period ended September 30, 1999, C3D received proceeds of $2,063,020 from the sale of Common Stock.

         Since its inception, C3D has financed it operations primarily through capital contributions from share holders. During the nine-months period ended September 30, 1999, C3D received proceeds of $2,063,020 from the sale of Common Stock and received proceeds of $1,000,000 from the sale of convertible subordinated debt, which was subsequently converted on October 22, 1999 into 202,945 shares of Common Stock.

         Subsequent to the nine-months period ended September 30, 1999, C3Dissued $500,000 worht of convertible subordinated debt and issued two promissory notes to a shareholder for proceeds of $300,000 and $1,000,000 respectively,. A capital contribution was made on November 1, 1999 for net proceeds of $100,000.

         Net cash used in operating activities was $537,069 for the six-month period ended September 30, 1999 including a net loss of $2,089,182 and the non-cash transaction of $400,000 paid by the issuance of Stock and $1,000,000 from the beneficial conversion on the subordinated convertible note. For the nine-months ended September 30, 1999, C3D has advanced Constellation Tech $2,408,306 in anticipation of the closing of the acquisition for certain assets and liabilities of Constellation Tech. The advances are backed by a promissory note issued to C3D. C3D earned interest of $14,858 on the note for a total balance owing of $2,465,764. Upon closing of the Asset Purchase Agreement, dated October 1, 1999, the promissory note issued to C3D from Constellation Tech will be forgiven by virtue of C3D assunming all obligations and liabilities of Constillaiton Tech as of September 30, 1999.

         Due to its of operating revenues, its operating losses and its need for working capital, there is no assurance that the Company will be able to continue as a going concern. As a result of these factors, the Company's Independent Certified Public Accountants modified their opinion on the Company's ability to continue as a going concern.

Income Taxes

         C3D has not generated any taxable income to date and therefore has not paid any federal income taxes since its inception. Deferred tax assets created primarily from net operating loss carryforwards have been fully reserved as management is unable to conclude that future realization is more likely than not.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS FOR CONSTELLATION 3D TECHNOLOGY LIMITED

Overview

         Effective September 19, 1999, Constellation Tech entered into a purchase agreement with Constellation Holdings pursuant to which Constellation Tech acquired all of the assets of Constellation Holdings. For purposes of this discussion, Constellation Technology will be the operating company, because during the period reported, September 30, 1999, the operations of the Company were in Constellation Tech. However, for discussions on the formation and the history of the Company preceding the September 19, 1999 transaction, Constellation Holdings will be referenced.

         Constellation Holdings was incorporated on September 25, 1997 but commenced operations in January of 1997 through its Israeli subsidiaries, O.M.D. Optical Memory Devices Ltd. and Tridstore Ltd. Both subsidiaries were active in 1997 and 1998 and performed the initial research and development of the Company's Fluorescent Memory Technology. On January 1, 1998, Constellation Holdings incorporated C-TriD Israel Ltd. ("C-TriD") located in Park Rabin, Rehovt, Israel, and the activities in Israel started moving to it. For the nine-months ended September 30, 1999, C-TriD's main function has been the testing and ongoing development of the Company's current products, the Micro Read/Write Disk and ClearCard ROM. Research and development is expected to increase at the Israeli facility for further testing and the development of new products such as ClearCard R/W.

         In January 1999, Constellation Holdings formed TriD Store Vostok ("Vostok") in Russia. Vostok is also conducting research and development of the Company's technology, supporting C-TriD's research and development activity because of the Russian subsidiary's extensive talent pool and reduced labor costs.

         In February 1998 Constellation Holdings incorporated TriDStore IP, L.L.C. ("TriDStore"), a Delaware limited liability company that has had no active operations but currently holds the patents and patent applications for the Company's Fluorescent Memory Technology. At present, TriDStore holds three United States patents, more than forty United States and foreign regular patent applications and ten pending provisional applications. The Company plans to continue to use TriDStore as a holding company for its patent registrations and applications.

         In August 1998, Constellation Holdings formed TriD SV, Inc. ("TriD SV"), a Delaware corporation that had no operations when it was a subsidiary of Constellation Holdings. It is anticipated that TriD SV will be the operating vehicle of the California operations. The General Manager of Products, Ingolf Sander, currently resides and conducts operations in Mountain View, California and expects to increase activities in California significantly when the Company's products have reached the point of commercialization. Mountain View is expected to be an ideal location for the Company, because the area has the infrastructure and talent pool for the data storage industry already in place.

         On October 1, 1999, C3D completed its acquisition of C-TriD, Vostok, TriDStore, and TriD SV, and the assumption of all the liabilities and obligations of Constellation Tech. The acquisition, more fully described in the attached notes to the financial statements, will be accounted for as a reverse takeover whereby Constellation Tech is deemed the parent for reporting purposes and C3D is considered the acquired entity. This treatment conforms with generally accepted accounting principles.

         All financial statements referenced in this management discussion, covering the interim nine-month period ended September 30, 1999 and the fiscal years ended December 31, 1998 and 1997, represent the consolidated operations of

Constellation Tech, and its wholly owned subsidiaries. Constellation Tech, itself, was active and was responsible for paying subcontractors outside of Israel and Russia and also supported the North American operations. The reported results essentially reflect the activities of Constellation Tech and the subsidiaries. These statements precede the acquisition date so they are presented on a stand-alone basis. Pro forma information is also presented in this registration statement.

         The Company plans to continue its focus on research and development of its data storage technology and to develop strategic alliances with established companies in the data storage industry. The Company expects that its operating expenses will increase significantly during the foreseeable future as the result of its plans to:

         o increase expenditures on marketing the joint venture proposal by incurring expenditures of approximately $200,000 per month;

         o enhance existing capabilities of products by increasing the levels of research and development expenditures and capital assets from the current levels of $200,000 and $25,000 per month, respectively, to $600,000 and $40,000 per month, respectively;

         o increase expenditures on administration from the current levels of $100,000 per month to $200,000 per month;

         o increase monthly expenditures on professional fees for patent registration and joint venture agreements from $50,000 per month to $150,000 per month; and

         o establish full manufacturing operations at its California location by hiring additional staff and transferring equipment and personnel to the United States increasing such expenses approximately $1,000,000 over the next twelve months.

         The Company must raise additional funds as a result of the planned significant increase in its operating expenditures and anticipates that it will require approximately $20 million in order to fund its operations over the next twelve months. The Company has sufficient working capital to support its operations through January 2000 and is in the process of negotiating for additional capital. The Company does not expect to receive revenues until the end of the fiscal year 2000 and expects to continue to incur operating losses until late in the third or fourth quarter of fiscal year 2001. The Company is currently exploring additional financing alternatives, including the possibility of a private equity offering, convertible debt, or preferred shares. In November 1999, the Company raised $0.4 million (net of commissions) through the issuance of convertible debt and in December 1999, the Company entered into an agreement with Sands Brothers & Co., Ltd. pursuant to which Sands Brothers & Co. Ltd. is obligated to raise, on a best efforts basis, a minimum of $4.0 million and a maximum of $25.0 million of financing for the Company through the issuance of the Company's capital stock. In addition, the Company entered into an agreement with Winnburn Advisory in December 1999 pursuant to which the Company intends to issue to Winnburn Advisory convertible debt in the principal amount of $1.6 million. The consummation of this transaction is scheduled to occur on or before December 24, 1999. Although the Company's existing debt securities contain no such restrictions, the signing of future convertible debt or preferred share agreements could result in restrictions being placed on dividends, interest and principle payments, or any other convenant restrictions that could make payments of such debts difficult, create difficulties in obtaining further financings, limit the flexibility of changes in the business, and cause substantial liquidity problems. There can be no assurance, however, that such financing will be available to the Company or, if it is, that it will be available on terms acceptable to the Company. If the Company is unable to obtain the financing necessary to support its operations, its may be unable to continue as a going concern.

         The Company has a limited operating history upon which to base an evaluation of its business. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. These risks include, but are not limited to, rapid technological change, inability to manage growth, competition from more established companies, dependence on suppliers, internal system problems, risks relating to the Year 2000 issue, inability to obtain sufficient financing and an unproven business record.

Results of Operations for the Nine-Months Ended September 30, 1999 Compared to Nine-Months Ended September 30, 1998

         Revenue. Constellation Tech generated no revenue for the nine-month period ended September 30, 1999 or the nine-month period ended September 30, 1998.

         Research and System Development Expenses. Constellation Tech incurred research and development expenses of $1,717,983 for the nine-month period ended September 30, 1999, as compared to $951,371 for nine-month period ended September 30, 1998. Research and development expenses consist primarily of expenses incurred for the development of the data storage technology, including compensation of technical staff and contractors, materials consumed in the development process, and professional fees for patent registration of intellectual property. The significant costs were payroll for staff and contractors which amounted to $1,005,242 for the nine-months ended September 30,1999 and $439,979 for the nine-months ended September 30, 1998. Professional fees were $451,557 for patent registration for the nine-months ended September 30, 1999, and $158,800 for the nine-months ended September 30, 1998. The increase in patent registration was due to the Constellation's Fluorescent Memory Technology becoming more proven and patentable. Materials consumed amounted to $36,455 for the nine-months ended September 30, 1999, and $64,113 for the nine-months ended September 30, 1998. This decrease was due to the reduction of new materials required as the Company's products went from prototypes to testing in 1999.

         General and Administrative Expenses. General and administrative expenses consist of management compensation, rent, professional fees, telephone, travel and other general corporate expenses. General and administrative expenses were $906,140 for the nine-months ended September 30, 1999 compared to $1,132,622 for the nine-months ended September 30, 1998. Constellation Tech paid substantially less for management and facilities charges for the nine-months ended September 30, 1999, than it did for the nine-months ended September 30, 1998. Payroll expenses and management fees relating to general and administrative expenses were $241,963 for the nine-months ended September 30, 1999, and $319,534 for the nine-months ended September 30, 1998. The decrease was due to the reduction of management fees charged by Constellation Memory Division from $200,000 for the nine-months ended September 30, 1998 to $100,000 for the nine-months ended September 30, 1999. Office and maintenance charges were $351,536 for the nine-months ended September 30, 1999, and $169,763 for the nine-months ended September 30 1998. The increase in office and maintenance charges reflects the increase in the number of facilities Constellation Tech is operating from one in Israel for the nine-months ended September 30, 1998 to three facilities for the nine-months ended September 30, 1999 consisting of one in Israel, one in Russia, and one in North America. Travel and accommodation expenses were $100,985 in the nine-months ended September 30, 1999 and $156,868 for the nine-months ended September 30, 1998. The decrease in travel and accommodation expenditures was due to the reduction of fund-raising activities of Constellation Tech management for the nine-months ended September 30, 1998 over the nine-months ended September 30, 1999 when C3D began most of the capital seeking activities.

         Interest and other charges. Constellation Tech has recorded interest expenses of $126,591 for the nine-months ended September 30, 1999 compared to $240 for the nine-months ended September 30, 1998. Interest expense consist of $35,866 for bank overdrafts and $57,458 for loans from C3D for the nine-months ended September 30, 1999 and $240 and $0, respectively, for the nine-months ended September 30, 1998. Constellation Tech interest expense decreased due to the reduction in interest rates charged by creditors compared to the nine-months ended September 30, 1998

         Income Taxes. Constellation Tech has generated minimal inter-company taxable income to date and therefore has paid $12,000 for the nine-months ended September 30, 1999 and $0 for the nine-months ended September 30, 1998. The taxes were incurred in the Russian subsidiary due to their treatment of inter-company advances as taxable revenue.

Results of Operations for the Year Ended December 31, 1998 Compared to the Year Months Ended December 31, 1997

         Revenue. Constellation Tech generated no revenue in the fiscal years ended December 31, 1998 and 1997.

         Research and System Development Expenses. Constellation Tech incurred research and development expenses of $1,534,948 for the year ended December 31, 1998 and $1,491,707 for the fiscal year ended December 31, 1997. Research and development expenses consist primarily of expenses incurred for the development of the data storage technology, including compensation of technical staff and contractors, materials consumed in the development process, and professional fees for intellectual property. The increases in operating expenditures were due to the start-up of the Israeli subsidiary, C-TriD, which became active in January 1998. The significant costs were payroll for staff and contractors which amounted to $965,114 for the fiscal year ended December 31,1998 and $537,419 for 1997. The increase in payroll expenditures was due to the increase in staff levels to 35 for the fiscal year ended December 31, 1998 from 25 for the fiscal year ended December 31, 1997. Materials consumed amounted to $139,565 for the year ended December 31, 1998 and $75,991 for the fiscal year ended December 31, 1997 reflecting the increased usage of materials by staff. Professional fees were $312,612 for patent registration for the fiscal year ended December 31, 1998 and $0 for the fiscal year ended December 31, 1997, when the Company did not have a product at the stage of patent registration.

         General and Administrative Expenses. General and administrative expenses consist of management compensation, rent, professional services, telephone expense, travel and other general corporate expenses. General and administrative expenses were $1,660,477 for the fiscal year ended December 31, 1998 compared with $1,067,187 for the fiscal year ended December 31, 1997. This increase reflected the hiring of additional management, increased facilities charges and expansion of operations. Payroll expenses and management fees relating to general and administrative expenses were $690,066 in the fiscal year ended December 31, 1998 and $590,444 for the year ended December 31, 1997. Office and maintenance charges were $491,322 in the fiscal year ended December 31, 1998 and $109,105 for the fiscal year ended December 31, 1997. The increase in office and maintenance was primarily due to the expansion of facilities in Israel to keep pace with the increased activity of the Company. The Company upgraded facilities at Rechovat Park, Israel at the end of the year resulting in expenditures of $64,500 for the fiscal year ended December 31, 1998 compared with $0 for the fiscal year ended December 31, 1997. Office and maintenance charges also increased due to the Company's increased expenditures on rent, general maintenance , and communications to $118,334 for the fiscal year ended December 31, 1998 and from $61,159 for the fiscal year ended December 31, 1997. Travel and accommodation expenses were $327,355 in the fiscal year ended December 31, 1998 and $261,126 for the year ended December 31, 1997.

         Interest and other charges. Constellation Tech has recorded net interest income of $6,985 for the fiscal year ended December 31, 1998 and a net interest expense of $53,851 for the fiscal year ended December 31, 1997. Interest income and expense consisted entirely of bank overdrafts.

         Income Taxes. Constellation Tech has generated minimal inter-company taxable income to date and therefore has paid $3,462 for the year ended December 31, 1998 and $0 for the year ended December 31, 1997. The taxes were incurred in the Israeli subsidiary, C-TriD, due to their treatment of inter-company advances as taxable revenue.

Liquidity and Capital Resources

         As of September 30, 1999, Constellation Tech's cash position was $300,944 and its working capital deficit was $3,918,076 compared to a cash position of $123,097 and a working capital deficit of $1,136,513 for fiscal year ended December 31, 1998.

         Since inception, Constellation Tech has financed its operations from capital contributions and short-term financings from shareholders. During the nine-month period ended September 30, 1999, Constellation Tech received net proceeds of $2,478,945 from short term loans from shareholders and related parties, including $2,465,764 in advances from C3D. Upon closing of the Asset Purchase Agreement dated October 1, 1999, the advances issued to Constellation Tech from C3D will be forgiven by virtue of C3D assuming all the obligations and liabilities of Constellation Tech as at September 30, 1999. Constellation Tech received proceeds of $4,672,518 from the sale of common stock and had a net redemption of short term loans of $4,557,045 for the fiscal year ended December 31, 1998.

         The Company currently has sufficient working capital to support its operations through January 2000 and is in the process of negotiating for additional capital. There can be no assurance, however, that such financing will be available to the Company or, if it is, that it will be available on terms acceptable to the Company. If the Company is unable to obtain the financing necessary to support its operations, its may be unable to continue as a going concern.

         Due to its lack of operating revenues, its operating losses and its need for working capital, there is no assurance that Constellation Tech will be able to continue as a going concern. As a result of these factors, Constellation Tech's Independent Certified Public Accountants modified their opinion on Constellation Tech's ability to continue as a going concern.

         Net cash used in operating activities was $2,210,724 for the nine-month period ended September 30, 1999, including a net loss of $2,762,714 and an increase in payables of $537,408. The Company's current operating expenditures are approximately $350,000 per month and the Company plans to increase its operating expenditures to $1,200,000 a month in order to expand its operations. The Company has not generated any revenues to date and does not anticipate cash flow from operations to be sufficient to fund its cash requirements until late in 2001.

         Constellation Tech incurred net capital expenditures of $87,977 for the nine-month period ended September 30, 1999 and $170,844 for the nine-month period ended September 30, 1998. These expenditures were primarily for laboratory equipment associated with Constellation Tech' continued research and development.

         The Company currently has no commitments for any credit facilities such as revolving credit agreements or lines of credit that could provide additional working capital. Based on its existing capital resources, the Company believes that it will be able to fund operations through January 2000. The Company's capital requirements depend on several factors, including the success and progress of research development programs, the resources devoted to developing products, the extent to which products achieve market acceptance and other factors. The Company anticipates that it will require substantial additional financing to fund its working capital requirements. There can be no assurance, however, that additional funding will be available or, if available, that it will be available on terms acceptable to the Company. If adequate funds are not available, it may not be able to continue. There can be no assurance that the Company will be able to raise additional cash if its cash resources are exhausted. The Company's ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as the Company's business performance.

         Constellation Tech has been in the development stage since its inception. It has had no operating revenue to date, has accumulated losses of $8,567,361 and will require additional working capital to complete its business development activities and generate revenue adequate to cover operating and further development expenses. Thus, there is no assurance that the Company will be able to continue as a going concern.

Market Risk

         The Company expects that, like many companies, it may be exposed to some degree of market risk for its Ukrainian, Israeli and Russian operations. The Company cannot provide any assurance that future developments in each respective country will not generally have and adverse affect on the financial condition of the Company. However, the Company believes that even the most adverse economic conditions will not materially alter the financial conditions of the Company as the Ukrainian, Israeli, and Russian operations are purely research and development facilities and fluctuations in currency and interest rates would not be material in light of the Company's operating budgets in the respective countries. Therefore, the Company does not anticipate that it will enter into derivative transactions (e.g., foreign currency forward or option contracts) to hedge against known or forecasted market changes.

         The Company believes that it does face political risk based on having operations in the Ukraine, Israel and Russia. These countries do face political instability that could have a material adverse effect on the Company's operations, however, the Company believes that this is unlikely to occur.

Year 2000 Issue

         The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (e.g., December 31, 1999 would appears as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000 and calculations using or reporting the date will not be correct and errors will arise. To prevent this from occurring, information systems need to be updated to ensure that they recognize the Year 2000. The Company does not anticipate any material exposure to the Year 2000 issue.

         The Company has completed its assessment of its information technology systems, as well as its non-information technology systems. The Company reasonably believes that it will not be materially adversely affected by the Year 2000. See "Risk Factors -- Year 2000."

Recent Accounting Pronouncements

         Accounting for Derivative Instruments and Hedging Activities

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Statement establishes accounting and reporting standards requiring that every derivative instrument (including some types of derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133, as amended by SFAS No. 137 defining SFAS No. 133's effective date, is effective for fiscal years beginning after June 15, 2000, and must be applied to instruments issued, acquired, or substantively modified after December 31, 1997. Also, SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and SOP 98-5, "Reporting the Costs of Start-up Activities" are effective for the year ended January 1, 2000. The Company does not expect the adoption of the accounting pronouncement to have a material effect on its financial position or results of operations.

         Financial data for C3D and Constellation Tech is an Exhibit incorporated herein by reference. The Company did not hold any material market rate sensitive instruments.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         As of December 23, 1999, excluding any exercise of options or conversion of convertible securities, there were 13,667,203 shares of Common Stock issued and outstanding. The following table sets forth the beneficial ownership of the Common Stock as of December 23, 1999 by each person known by C3D to own beneficially more than five percent of the issued and outstanding Common Stock, each of C3D's directors, and C3D's directors and executive officers as a group.

         Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person or entity, subject to the information set forth in the footnotes to the table below. The securities beneficially owned by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, a spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after December 23, 1999. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

                                                                  Number of Shares
                                                                    Beneficially
            Name of Beneficial Owner                                    Owned              Percent
-----------------------------------------------------------------------------------------------------
Constellation 3D Technology Limited (2)
235 West 76th Street, Suite 8D, New York, New York 10023 ..........  9,750,000 (2)           71.3%


Rapids Trust Limited (2)
56 Mazah Street, Tel Aviv, Israel 55905 ...........................  9,750,000 (2)           71.3%


United European Enterprises (2)
56 Mazah Street, Tel Aviv, Israel 55905 ...........................  9,750,000 (2)           71.3%

Constellation Group Investments Inc. (2)...........................  9,750,000 (2)           71.3%
c/o Euro-American Trust and Management Services Limited
P.O. Box 3161
Road Town, Tortola, British Virgin Islands

Markus Banzer (2)..................................................  9,750,000 (2)           71.3%
Gr. Bongert 9
Triesen, Liechtenstein

Hubert Buchel (2)..................................................  9,750,000 (2)           71.3%
Salums 63
Gamprin, Liechtenstein

Criterion Treuunternehmen reg., (2)................................  9,750,000 (2)           71.3%
Austr. 49
Vaduz, Liechtenstein

Brigadier General Itzhak Yaakov (1)................................    150,000 (3)            1.1%

Professor Eugene Levich............................................  9,750,000 (4)           71.3%

Lev Zaidenberg.....................................................  9,750,000 (5)           71.3%

Leonardo Berezowsky................................................  9,750,000 (6)           71.3%

Michael Goldberg (1)...............................................    125,000 (7)             *

All directors and executive officers as a group.................... 10,025,000 (8)           73.3%

------------------
*    Less than one percent.

(1) The business address of such person is 230 Park Avenue, Suite 453, New York, New York 10169.

(2) Constellation 3D Technology Limited, a British Virgin Islands company, directly owns 9,750,000 shares of Common Stock of C3D. United European Enterprises, a Nevis company, owns approximately 60.1% of the voting shares of Constellation 3D Technology Limited and, through its instructions to Rapids Trust Limited, an Israeli Trust, thereby controls how Constellation 3D Technology Limited votes and invests its 9,750,000 shares of C3D. Constellation Group Investments Inc., a British Virgin Islands company, directly owns approximately 54.8% of the voting shares of United European Enterprises and thereby indirectly controls how Constellation 3D Technology Limited votes and invests its 9,750,000 shares of C3D. Markus Banzer, Hubert Buchel and Criterion Treuunternehmen reg., the sole three trustees of the Alex-L Foundation, the Lion & Heart Foundation and the Lediligi Foundation, three Liechtenstein trusts, have complete ownership of all of the voting shares of Constellation Group Investments Inc. and thereby indirectly control how Constellation 3D Technology Limited votes and invests its 9,750,000 shares of C3D. No individual, trust or business entity controls the three trustees. Upon the death or disability of a trustee, the remaining trustee(s) choose his or her replacement. Upon the death or disability of all trustees before any living and able replacement is chosen, a court of Liechtenstein chooses their replacements.

(3) Represents 50,000 shares of Common Stock issued and outstanding and 100,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days of December 23, 1999.

(4) Professor Levich is a director and the Chief Executive Officer, President and Chief Operating Officer of C3D and a director and/or executive officer of Constellation 3D Technology Limited, United European Enterprises and/or Constellation Group Investments Inc. Certain members of Professor Levich's family are among the beneficiaries of the Alex-L Foundation. See footnote
      (2).

(5) Mr. Zaidenberg is a director of C3D and a director and/or executive officer of Constellation 3D Technology Limited, United European Enterprises and/or Constellation Group Investments Inc. Certain members of Mr. Zaidenberg's family are among the beneficiaries of the Lion & Heart Foundation. See footnote (2).

(6) Mr. Berezowsky is the Senior Vice President of Finance and Chief Financial Officer of C3D and a director and/or executive officer of Constellation 3D Technology Limited, United European Enterprises and/or Constellation Group Investments Inc. Mr. Berezowsky and certain members of his family are among the beneficiaries of the Lediligi Foundation. See footnote (2).

(7) Represents 50,000 shares of Common Stock issued and outstanding and 75,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days of December 23, 1999.

(8) Includes: (a) 100,000 shares of Common Stock issued to Messrs. Yaakov and Goldberg and outstanding; (b) 175,000 shares of Common Stock issuable upon Messrs. Yaakov and Goldberg's exercise of options which are exercisable within 60 days of December 23, 1999; and (c) 9,750,000 shares of Common Stock controlled by Constellation 3D Technology Limited, United European Enterprises, Constellation Group Investments Inc., and the trustees of certain trusts. See footnote (2).

      C3D does not know of any arrangements, including any pledge by any person of securities of C3D, the operation of which may at a subsequent date result in a change in control of C3D.

                        DIRECTORS, EXECUTIVE OFFICERS AND
                      CERTAIN SIGNIFICANT EMPLOYEES OF C3D



                       Name:                         Age:                        Position:
                    ----------                      ------                     ------------
Brigadier General Itzhak Yaakov.................      73              Chairman of the Board of Directors

Professor Eugene Levich.........................      51              President and Chief Executive Officer; Chief
                                                                      Operational Officer; Member of Board of Directors

Michael Goldberg................................      50              Secretary; Director of Legal Affairs; Member of
                                                                      Board of Directors

Lev Zaidenberg..................................      45              Member of Board of Directors

Leonardo Berezowksy.............................      42              Senior Vice President of Finance and Chief
                                                                      Financial Officer

Ronen Yaffe.....................................      29              Treasurer

Professor Sergey A. Magnitskii..................      44              Chief Scientist

Professor Jacob Malkin..........................      49              Chief Chemist

Professor Mark Alperovich.......................      61              General Manager, Chemical Division

Dr. Ingolf Sander...............................      49              General Manager of Products


Directors and Executive Officers

         Brigadier General Itzhak Yaakov serves as Chairman of the Board of Directors of C3D. He was elected Chairman of the Board of Directors of C3D effective April 19, 1999. He graduated from the Israeli Institute of Technology as a Mechanical Engineer in 1953 and from the Massachusetts Institute of Technology in 1963 with a M.Sc. in Industrial Management. During his last 10 years of military service, he was Chief of Defense Research and Development for the State of Israel, and after retirement, was appointed Chief Scientist of the Ministry of Industry and Trade of Israel. He was the first Chairman of the US-Israeli Bi-national Industrial R&D Fund and Chairman of the Israeli Standard Institute. Since 1979, he has been a private businessman and a partner in the formation of several high-tech start-up companies in the field of electronics, telecommunications, robotics, electro-optics and medical equipment. He has been the sole owner of Yakov Consultants since 1985. From 1990 to the present, he has been a partner in Goncharoff Inc., engaged in trading in Russia. From 1995 to the present, he has been a partner in Tecnomatix NV, Belgium, which manufactures medical machines. His academic activity has included lecturing at the Hebrew University of Jerusalem and a professorship at Ben Gurion University in the Negev, as well as lecturing in several seminars and publishing several papers. He served as consultant to international organizations such as the Korean Technology Development Corporation, the World Bank, the International Financial Corporation, the Organization of American States and the United States Department of Commerce, as well as the governments of Taiwan, Venezuela, Singapore, Peru and Chile. He published several papers and a book about innovation and the management of R&D.

         Professor Eugene Levich serves as President, Chief Executive Officer, Chief Operational Officer and Member of the Board of Directors of C3D. He was appointed President and Chief Executive Officer of C3D effective April 19, 1999 and Chief Operational Officer of C3D effective November 11, 1999. He was elected as a member of the Board of Directors of C3D effective April 19, 1999. Professor Levich received a M.Sc. in Physics from Moscow University in 1968 and a Ph.D. in Theoretical Physics from the Landau Institute in 1970. He has served in varying academic capacities at a range of research institutions, including Harvard University (as Visiting Fellow); Oxford University (Magdalene College) (three times as Senior Visiting Fellow at the Department of Theoretical Physics); City University of New York (as Professor at the Faculties of Physics and Engineering); the Weizman Institute of Sciences (as Associate Professor at the Department of Nuclear Physics); and Tel-Aviv University Faculty of Engineering (as Visiting Professor). Since 1990, Professor Levich has been working as a chief scientist and partner in high technology industries and has authored over 28 patents. He has published over 90 papers in the fields of astrophysics, plasma turbulence and chaos, nonlinear phenomena in optics and turbulence in fluids. His most recent scientific contribution in the field of turbulence control was in cooperation with Professor D. ter Haar (Professor Emeritus of Oxford University), entitled "The Origin of Coherence in Turbulence."

         Michael Goldberg serves as Secretary, Director of Legal Affairs and Member of the Board of Directors of C3D. He was appointed Secretary of C3D effective August 9, 1999, and Director of Legal Affairs of C3D effective March 8, 1999, and he was elected as a member of the Board of Directors of C3D effective April 19, 1999. Mr. Goldberg graduated as Asper Fellow from the University of Maryland Law School in 1974. Upon graduation from law school, he worked within the Criminal Division of the United States Attorney's Office in Washington, DC. He interned on security cases at the Department of Justice such as the Watergate case. He was the Assistant District Attorney in the City of Philadelphia, Commonwealth of Pennsylvania, covering narcotics, homicide and major trials. From 1978 to 1986, he was in private practice. Presently, he serves as Chairman and Chief Executive Officer of Rx Medical Services and as an advisor to private clients.

         Lev Zaidenberg serves as a Member of the Board of Directors of C3D. He was elected as a member of the Board of Directors of C3D on April 19, 1999. Mr. Zaidenberg received a B.Sc. in Applied Mathematics and a M.Sc. in Information Systems and Business Administration from Tel-Aviv University. From 1988 to 1994, he was a partner and executive at DCL Systems Engineering Ltd., responsible for the development of computer products for molecular modeling and financial trading. From 1984 to 1988, he served as Vice President of IET Ltd., leading the development and marketing of advanced expert systems for Computer Aided Design/Computer Aided Manufacturing, image processing, satellite data interpretation, military command and control, resource allocation and associated business applications. Since 1984, he has served as a consultant to the Israeli Defense Forces in computer auditing and security. Mr. Zaidenberg is Chief Executive Officer and President of Mutek Solutions, a software company with headquarters in Israel and subsidiaries in the United States and Germany.

         Leonardo Berezowksy serves as Senior Vice President of Finance and Chief Financial Officer of C3D. He was appointed Senior Vice President of Finance and Chief Financial Officer effective November 5, 1999. Mr. Berezowsky received a B.A in Economics in 1980, a B.A. in Computer Sciences in 1981 and an M.A. in Economics in 1982 from the Hebrew University in Jerusalem. During the years 1980 to 1983, he served as Lecturer Assistant at that institution. During the years 1981 to 1983, he worked in software development and data analysis at the Hebrew University's Data Archive Department. During the years 1984 to 1986, he served as Systems and Financial manager in Pelanar SA (Argentina), a company involved in wool, leather and meat production and exporting activities. From 1986 to 1987, Mr. Berezowsky served as consultant for international projects for that company. From 1987 to 1994, he worked as Chief Financial Officer of a company engaged in research and development in the energy field. Since 1995, he has served as Chief Operational Officer of Constellation Group, a high tech entrepreneurship company, mainly in the computer field. Since 1996, he has served as Chief Operational Officer of Mutek Solutions Ltd., a software company with headquarters in Israel and subsidiaries in the United States and Germany.

         Ronen Yaffe serves as Treasurer of C3D. He was appointed Treasurer effective November 5, 1999. From 1994 to 1998, he was a Manager for Deloitte Touche Tohmatsu International Israel Ltd., where he oversaw the audit of Israeli high-tech public and private companies and advised such companies regarding Enterprise Resource Providers. He also led the process of integrating Deloitte Touche's accounting software into Deloitte Touche's Israeli operations. In August 1996, he graduated from The School of Business Administration at the College of Management located in Tel Aviv, Israel. In 1998, he became a Certified Public Accountant.

Significant Employees

         Professor Sergey A. Magnitskii serves as General Manager of Lasers and Electronics of C3D. Mr. Magnitskii received a Dr. Sci. in Physics from Moscow State University. From 1975 to 1976, he developed technologies in quantum electronics under thermo-nuclear fusion with Nobel Prize winner N. Basov. In 1976, he worked with the founder of nonlinear optics, academician Rem Khokhlov, to research experimental laser and nonlinear spectroscopy. He was a Professor of the Physics Department of Moscow State University and of the International Laser Center at Moscow State University. He has authored over 100 papers in international journals and has given 39 papers and 25 presentations at international conferences in the last three years.

         Professor Jacob Malkin serves as General Manager of the Chemical Division. Professor Malkin received a Ph.D. from Moscow State University in 1972. At the age of 22, he was recruited as a chemist by the Institute of Chemical Physics of the Russian Academy of Sciences (formerly USSR Academy of Sciences) where he collaborated with chemist academician N.M. Emanuel on the development of new photo-chromic systems based on polymer materials. He received a Ph.D. from the Syemenov Institute of Chemical Physics in 1976. He was a Professor of Chemical Physics in 1985. He was a Professor of Physical Chemistry at Moscow Lomonosov Institute until 1989. He was elected Gastella Fellow at the Weizmann Institute of Sciences in 1990 for photo-dynamic therapy. For the study of photo-dissociation in molecular beams, he received grants for 5 years from the US-Israel Binational Fund and was Visiting Fellow at Heriott-Watt University (Edinburgh) in 1990, and he received a British Royal Society Award for this work. From 1991 to 1992, he was a Visiting Professor at the University of California, where he (together with Prof. P. Rentzepis) formulated basic principles for the applications of photo-chromic substances to three-dimensional memory devices based on the process of two-photon absorption. He was a Visiting Professor at the Imperial College (London) from 1994 to 1995. He has over 16 years of experience in the fields of photochemistry and spectroscopy with over 60 publications, including a theory of photo-dissociation of organic compounds. He authored the Computerized Encyclopedia of Photochemistry and Photobiology in 6 volumes.

         Professor Mark Alperovich serves as Chief Chemist of C3D. He received a Ph.D in chemistry from Moscow State University. C3D considers Professor Alperovich to be a world authority in photo-chemistry. He has developed key chemical substances for memory storage for ROM and R/W. He has authored and/or published a number of papers, patents and other scientific contributions. C3D considers Professor Alperovich to be one of the world leading experts and developers of dyes and photochromic substances.

         Dr. Ingolf Sander serves as General Manager of Products of C3D. He received a Ph. D. in Physics at Hamburg University. In 1984, he served as Director of Optical Disk Drive Research and Development for Verbatim-Kodak in Sunnyvale, California, where he headed a team of forty optical, electrical, mechanical, and software engineers from the product development phase to the commercial application of the world's first 3.5" Magnetic Optical drive. He was appointed Group Director to research holographic storage and R/W for CD editing. He developed a two-inch MO drive in a co-development with Philips Data Systems for personal computer application and optical scanner for three-dimensional characterization of surfaces. In 1995, he became a Vice President of Optitek in Mountain View, California, where he oversaw the development of holographic storage and fast image processing in the field of image registration, remapping, and Viterbi decoding. During the period from 1989 to 1995, he was Founder, President and Chief Executive Officer of LaserByte, in Sunnyvale, California, a joint venture with Hyundai to develop optical disk drives. He developed a methodology to improve read channel reliability and data throughput and set up a laboratory to investigate the use of drives for document storage and multi-media applications. In 1975, he worked at Philips Research Lab in Hamburg, then West Germany. He has authored 12 patents in the field of optical and magneto-optical memory.

Board of Directors

         All holders of C3D Common Stock generally may vote in the election of directors. The terms of all directors expire at the next annual shareholders' meeting following their election. The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. C3D's Bylaws provide that annual meetings of shareholders will be held on such date and at such time fixed, from time to time, by the Board of Directors (provided that there will be an annual meeting held every calendar year at which the shareholders will elect a Board of Directors and transact such other business as may properly be brought before the meeting). The 1999 Annual Meeting of Shareholders of the Company will be held on December 27, 1999. At the 1999 Annual Meeting of Shareholders, the Company's shareholders will be asked to:

         1. elect directors to hold office for a term of one year and until each of their respective successors is duly elected and qualified;

         2. approve the Amended and Restated Articles of Incorporation of the Company to, among other things:

             o   change the name of the Company to CONSTELLATION 3D, INC. and

             o change the capital structure of the Company by increasing the number of authorized shares of Common Stock of the Company, $.001 par value per share, to 100 million shares and by authorizing the issuance of 10 million shares of Preferred Stock, no par value per share; and

         3.  approve the 1999 Stock Option Plan.

         On December 17, 1999, the Company's Board of Directors approved a three-for-one split of its Common Stock, for those shareholders of record as of December 16, 1999. The distribution of such additional shares of Common Stock will be made on or about January 15, 2000.

         The Board of Directors has two committees, the Compensation Committee and the Audit Committee. The Compensation Committee, which consists of two directors, (1) reviews and recommends each year to the Board of Directors the form and amount of compensation to be received by executive officers of C3D; (2) initiates, at its discretion, investigations within the parameters of the foregoing responsibilities and for that purpose retains outside legal counsel, or any other such experts as it shall deem appropriate; and (3) reports to the entire Board of Directors at such time as the Compensation Committee determines, but not less than once each year. Each member of the Compensation Committee must be nominated by a Board member and elected by a majority of the Board of Directors. Each member of the Compensation Committee serves for a term of one year and until the member's successor has been duly elected and qualified, except in the event of any early resignation or removal. The current members of the Compensation Committee are Michael Goldberg and Lev Zaidenberg, who were elected effective June 17, 1999.

         The Audit Committee, which consists of two directors: (1) recommends accountants to C3D to audit the financial statements of C3D and its consolidated subsidiaries and to review the fees charged for such audits or for special engagements given to such accounts; (2) meets with the independent accountants, Chief Executive Officer and any other executives of the Company as the Audit Committee deems appropriate at such times as the Audit Committee determines to review (a) the scope of the audit plan, (b) the Company's financial statements,
(c) the results of external and internal audits, (d) the effectiveness of the Company's system of internal controls, (e) any limitations imposed by Company personnel on the independent public accountants and (f) such other matters by the Audit Committee deems appropriate; and (3) reports to the entire Board of Directors at such time as the Audit Committee determines but not less than once each year. Each member of the Audit Committee must be nominated by a Board member and elected by a majority of the Board of Directors. Each member of the Audit Committee serves for a term of one year and until the member's successor has been duly elected and qualified, except in the event of any early resignation or removal. The current members of the Audit Committee are Michael Goldberg and Lev Zaidenberg, who were elected effective June 17, 1999.

         None of C3D's directors or executive officers are parties to any arrangement or understanding with any other person pursuant to which said individual was elected as a director or officer of C3D. There is no relationship by blood, marriage or adoption not more remote than first cousin between any director, executive officer, or person nominated or chosen by C3D to become a director or executive officer.

                             EXECUTIVE COMPENSATION

         No executive officer of C3D other than the Chief Executive Officer had a total annual salary and bonus exceeding $100,000 for the last completed fiscal year. There is no additional individual who would have been one of C3D's four other most highly compensated executive officers had he served as an executive officer through the end of the fiscal year ended 1998.

                           Summary Compensation Table




                                                Annual Compensation                   Long Term Compensation
                                     --------------------------------------------  -----------------------------
                                                                     Other Annual    Securities
                                      Fiscal                         Compensation    Underlying      All other
Name and Principal Position            Year      Salary    Bonus($)       ($)        Options (#)    Compensation
---------------------------           ------     ------    --------  ------------    -----------    ------------
Professor Eugene Levich,               1998      $65,000      --        $20,000 (1)      --             --
Chief Executive Officer                         (approx.)                (approx.)
                                       1997      $65,000      --        $20,000 (1)      --             --
                                                (approx.)                (approx.)
                                       1996        --         --            --           --             --

---------------
(1) Professor Levich has never been directly compensated by Constellation Tech, Constellation Holdings or C3D for his position as Chief Executive Officer. However, in 1998 and 1997, Constellation Holdings paid management fees to Constellation Memory Division, a Nevis company ("CMD"), which transferred, among other amounts, approximately $85,000 to Memde Israel Ltd., an Israeli company related to CMD ("Memde"). This $85,000 was paid by Memde as compensation, including non-salary and non-bonus compensation, to Professor Levich, who was then a principal and the president of Memde.

         No executive officer of C3D has held any options or stock appreciation rights before December 31, 1998, the end of the last completed fiscal year. C3D has not had any long-term incentive plan or pension plan.

Director Compensation

         For services rendered by General Yaakov as Director of C3D, starting April 1999, Yakov Consultants, of which General Yaakov is the sole owner, is to receive a monthly fee of $5,000 until C3D receives an investment of $2 million, and thereafter, $10,000 per month instead. There is no written contract for this compensation. In addition, for services rendered and time given, on March 8, 1999, the Board of Directors of C3D authorized the issuance of 50,000 shares of Common Stock and 100,000 options to purchase Common Stock at an exercise price of $4.00 per share and an exercise period of five (5) years to General Yaakov.

         For services rendered and time given, on March 8, 1999, the Board of Directors of C3D authorized the issuance of 50,000 shares of common stock and 75,000 options to purchase Common Stock at an exercise price of $4.00 per share and for an exercise period of five (5) years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, there is no transaction, or series of similar transactions, since the beginning of C3D's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which C3D or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest: (1) any director or executive officer of C3D; (2) any nominee for election as a director; (3) any security holder who is known to C3D to own of record or beneficially more than five percent of any class of C3D's voting securities; and (4) any member of the immediate family of any of the foregoing persons.

         For services rendered by General Yaakov as Director of C3D, starting April 1999, Yakov Consultants, of which General Yakov is the sole owner, is to receive a monthly fee of $5,000 until C3D receives an investment of $2 million, and thereafter, $10,000 per month instead. There is no written contract for this compensation.

         On March 8, 1999, C3D's Board of Directors authorized the issuance of 50,000 shares of Common Stock to Brigadier General Itzhak Yaakov, Chairman of the Board of Directors of C3D, and 50,000 shares of Common Stock to Michael Goldberg, Secretary, Director of Legal Affairs and Member of the Board of Directors of C3D. Furthermore, the Board authorized the issuance to General Yaakov of options to purchase 100,000 shares of Common Stock and the issuance to Mr. Goldberg of options to purchase 75,000 shares of Common Stock.

         Between April 1999 and October 1999, in anticipation of the purchase by C3D of certain assets of Constellation Holdings, C3D advanced approximately $2.5 million to Constellation Holdings and certain of its subsidiaries. Such amounts were governed by a promissory note, dated as of June 30, 1999, made by Constellation Holdings and certain of its subsidiaries in favor of C3D, which provided that the note was non-assignable, carried an annual interest rate of 8.0% and was payable on demand with no specific date of repayment. All amounts owing under such promissory note were extinguished in connection with the purchase by C3D of certain assets of Constellation Tech. The promissory note is eliminated as an inter-company transaction in the Proforma Combined Condensed Statements included elsewhere herein.

         On June 17, 1999, the Compensation Committee of C3D set certain compensations. There are no written contracts for such compensations. Professor Eugene Levich, President, Chief Executive Officer and Chief Operational Officer of C3D, is to receive $15,000 per month as of June 1, 1999. Leonardo Berezowsky, the Senior Vice President of Finance and Chief Financial Officer of C3D, is to receive $10,000 per month, $5,000 monthly as of June 1, 1999, and $5,000 to accrue monthly until the financing next following June 17, 1999. Michael Goldberg, Secretary, Director of Legal Affairs and Member of the Board of Directors of C3D, is to receive $10,000 per month, $5,000 monthly as of June 1, 1999, and $5,000 to accrue monthly until the financing next following June 17, 1999.

         On July 15, 1999, Ronen Yaffe, C3D's Treasurer, entered into an employment contract with C-TriD Israel Ltd. The contract is still effective. Pursuant to the contract, for services rendered as the Chief Financial Officer of C-TriD Israel Ltd., C-TriD Israel Ltd. is to pay Mr. Yaffe 20,000 New Israeli Shekels (approximately US $4,760 based on a November 11, 1999 interbank exchange rate of approximately 4.202 New Israeli Shekels per U.S. Dollar, without fees or surcharges) per month in addition to (1) a bonus if C-TriD Israel Ltd. distributes a bonus to its employees, as determined by the Board of Directors of C-TriD Israel Ltd. and dependent on Mr. Yaffe's performance and the financial results of C-TriD Israel Ltd. and (2) stock options in C-TriD Israel Ltd. if C-TriD Israel Ltd. adopts a stock option plan for its employees.

         On September 19, 1999, Constellation Holdings sold all of its assets to Constellation Tech. In consideration for those assets, Constellation Tech assumed of all liabilities and obligations of Constellation Holdings, which each of the Board of Directors of Constellation Holdings and Constellation Tech and the Shareholders of Constellation Holdings deemed to be adequate and sufficient consideration. No fairness opinion was rendered in connection with such transaction. After the acquisition, all the record and beneficial shareholders of Constellation Holdings became record and beneficial shareholders of Constellation Tech.

         C3D and Constellation Tech entered into an asset purchase agreement which was completed on October 1, 1999, whereby C3D acquired certain assets and liabilities from Constellation Tech, including the following directly and indirectly owned subsidiaries:

         o   99 of the 100 issued and outstanding shares of C-TriD Israel Ltd.;

         o   all of the issued and outstanding shares of TriD Store Vostok;

         o the sole membership interest of Constellation Tech in TriDStore IP, L.L.C.; and

         o   all of the issued and outstanding shares of TriD SV, Inc.


                                LEGAL PROCEEDINGS

         The consideration paid to Constellation Tech was based on the $4.00 per share price of C3D Common Stock in connection with the Regulation S offering dated May 7, 1999. The $4.00 per share price was negotiated before the C3D's common stock began trading using the NASD Over-the-Counter Bulletin Board service. The 9,750,000 shares of C3D Common Stock paid to Constellation Tech were therefore valued at $39.0 million. The acquisition was recorded at no value on the pro-forma consolidated financial statements to comply with reverse-takeovers accounting per US GAAP. No fairness opinion was rendered in connection with such transaction.

         There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the registrant or any of its subsidiaries is a party or of which any of their property is the subject.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The securities of C3D, which are common shares, $.001 par value per share, are quoted on the NASD's Over-the-Counter Bulletin Board service under the symbol "CDDD." C3D's securities are not and have not been listed or quoted on any exchange or other quotation system.

             Time Period                     High Bid            Low Bid
          -----------------                -----------         -----------

Fiscal Year Ending 1999:
   First Quarter......................          --                  --
   Second Quarter.....................      $  12.13            $   1.75
   Third Quarter......................      $  23.75            $  10.00
   Fourth Quarter*....................      $  60.50            $  16.06

-------------
* For the period October 1, 1999 through and including December 15, 1999.

         The price of C3D's Common Stock on the NASD's Over-the-Counter Bulletin Board on December 15, 1999 was $57.50 (high) and $49.00 (low). The close price on December 15, 1999 was $56.00.

         Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         As of December 15, 1999, there were approximately 51 shareholders of record of the Common Stock.

                    RECENT SALES OF UNREGISTERED SECURITIES


         Section 4(2) Offering to Winnburn Advisory
         ------------------------------------------

         In December 1999, C3D entered into an agreement to issue $16 million of convertible subordinated debt to Winnburn Advisory, a corporation organized under the laws of Nevis, West Indies ("Winnburn"). Consummation of such transaction is expected to occur on or about December 24, 1999. In connection with such issuance, C3D intends to grant to Winnburn certain registration rights with respect to the underlying common stock. The issuance of the convertible note will be made as an exempt offering under Section 4(2) of the Securities Act.

         Section 4(2) Offering to Wilbro Nominees Limited
         ------------------------------------------------

         On November 11, 1999, C3D issued $500,000 of convertible subordinated debt to Wilbro Nominees Limited, a corporation organized under the laws of England ("Wilbro"). In connection with such issuance, C3D granted to Wilbro certain registration rights with respect to the underlying common stock. The issuance of the convertible note will be made as an exempt offering under
Section 4(2) of the Securities Act.


         Section 4(2) Offering to MBA-on-Demand, L.L.C.
         ----------------------------------------------

         On November 8, 1999, the Board of Directors of C3D authorized, pursuant to that certain Engagement Letter dated as of May 23, 1999, the issuance of 2,500 shares of Common Stock, which C3D valued at $28,750, to MBA-on-Demand, L.L.C., a Texas limited liability company, as consideration for services rendered pursuant to the Engagement Letter. In connection with such issuance, C3D granted to MBA-on-Demand, L.L.C. certain registration rights with respect to such Common Stock. C3D made the exempt offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

         Section 4(2) Offering to Individual Investor
         --------------------------------------------

         On November 1, 1999, C3D's Board of Directors authorized the issuance of 8,503 shares of Common Stock to an individual investor for a total purchase price of $125,000. In connection with such subscription, C3D paid a commission in the amount of $25,000 to Challis International Limited. The Company expects to make the offering of the Common Stock as an exempt offering under Section 4(2) of the Securities Act.

         Section 4(2) Offering to Constellation Tech
         -------------------------------------------

         On October 1, 1999, in connection with the Acquisition, among other undertakings, C3D issued 9,750,000 shares of Common Stock to Constellation Tech as consideration for the sale of certain assets of Constellation Tech. C3D made the exempt offering under Section 4(2) of the Securities Act. See "Certain Relationships and Related Transactions."

         Section 4(2) Offering to Seattle Investments LLC
         ------------------------------------------------

         On August 10, 1999, C3D issued $1 million of convertible subordinated debt to Seattle Investments LLC, a Nevis, West Indies limited liability company organized under the laws of Nevis, West Indies ("Seattle Investments"). In connection with such issuance, C3D granted to Seattle Investments certain registration rights with respect to the underlying Common Stock. On October 22, 1999, Seattle Investments converted its 10.0% Series A Convertible Note due December 31, 1999 into 202,945 shares of Common Stock. The issuance of the convertible note and the conversion were each made as an exempt offering under
Section 4(2) of the Securities Act.

         Regulation S Offering to Twenty-five Foreign Investors
         ------------------------------------------------------

         On May 7, 1999, C3D issued 453,255 shares of its Common Stock at an aggregate offering price of $1,813,020 to twenty-five individuals and entities then residing outside of the United States pursuant to Regulation S under the Securities Act.

         Regulation D Offering to Sixteen Individuals
         --------------------------------------------

         On March 24, 1999, C3D issued 3,125,000 shares of its Common Stock at an aggregate offering price of $250,000 to sixteen individuals and entities. C3D filed under SEC Rule 504 for an exemption from registration of those common shares under the Securities Act.

         Issuance of Stock to Yaakov and Goldberg
         ----------------------------------------

         As compensation for services rendered, on March 8, 1999, C3D's Board of Directors authorized the issuance of 50,000 shares of Common Stock, valued by the Board at an aggregate of $200,000, to Brigadier General Itzhak Yaakov, Chairman of the Board of Directors of C3D, and 50,000 shares of Common Stock, valued by the Board at an aggregate of $200,000, to Michael Goldberg, Secretary, Director of Legal Affairs and Member of the Board of Directors of C3D. Furthermore, as compensation for services rendered, the Board authorized the issuance to General Yaakov of options to purchase 100,000 shares of Common Stock and the issuance to Mr. Goldberg of options to purchase 75,000 shares of Common Stock. General Yaakov's options and Mr. Goldberg's options expire after five years. The Company expects to make the offering of the Common Stock as an exempt offering under Section 4(2) of the Securities Act.

            DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         C3D's securities which are to be registered under Section 12(g) of the Exchange Act pursuant to this Registration Statement have been traded under the symbol "CDDD" using the NASD's Over-the-Counter Bulletin Board service since April 8, 1999. The authorized capital stock of C3D consists of 50,000,000 shares of common stock, $.001 par value per share. C3D's Board of Directors may authorize the issuance from time to time of shares of its Common Stock or any class or securities convertible into shares of its Common Stock of any class for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in C3D's Bylaws. C3D has not issued, and the Board of Directors of C3D has not authorized the issuance of, more than the one class of shares or the division of the existing class into series.

         C3D's Board of Directors may from time to time declare, and C3D may pay, dividends on its outstanding shares in cash, property, stock or otherwise pursuant to the provisions of C3D's Articles of Incorporation. However, C3D's Board of Directors does not intend to declare, and C3D does not intend to pay, any dividends on its outstanding shares in cash, property, stock, or otherwise pursuant to the provisions of C3D's Articles of Incorporation in the foreseeable future.

         C3D's shareholders do not have preemptive rights unless provided by amendment to C3D's Articles of Incorporation or by a resolution of the Board of Directors of C3D.

         The holders of shares entitled to one-third of the votes at a meeting of shareholders will constitute a quorum. Acts of shareholders require the approval of holders of 50.01% of the outstanding votes of shareholders.

                    INDEMNIFICATION OF OFFICERS AND DIRECTOR

         C3D's Amended Articles of Incorporation provide for indemnification of officers and directors of C3D. They permit C3D, in its Bylaws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of C3D against any contingency or peril as may be determined to be in the best interests of C3D, and in conjunction therewith, to procure, at C3D's expense, policies of insurance. The Bylaws of C3D do not specifically provide for indemnification of officers or directors of C3D. C3D does not carry any director and officer policies of insurance for C3D officers or directors. In the near future, C3D expects to obtain director and officer policies of insurance for C3D officers and directors. C3D has no other arrangements specifically providing for indemnification of C3D officers or directors.

                PRIVILEGED & CONFIDENTIAL/ ATTORNEY WORK PRODUCT

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Barry L. Friedman, P.C. Certified Public Accountant, previously served as auditor for C3D. He resigned as the auditor on October 19, 1999 due to C3D's quotation on the NASD's Over-the-Counter Bulletin Board service. BDO Seidman, LLP was appointed as auditor for C3D and its subsidiaries. There have not been any disagreements with Mr. Friedman on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedures. Within C3D's past two fiscal years and any subsequent interim periods preceding the resignation. Mr. Friedman has not issued a report containing an adverse disclaimer or qualified opinion concerning C3D or any of its subsidiaries.

         During the registrant's two most recent fiscal years, and the subsequent interim period prior to engaging BDO Seidman, LLP, neither the registrant nor someone on its behalf consulted BDO Seidman LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed: or the types of audit of audit opinion that might be rendered on the registrant's financial statements, and neither a written report was provided to registrant nor oral advice provided that BDO Seidman, LLP concluded was an important factor considered by the registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(iv) of Regulation S-K and related instructions to this item) or a reportable event (as described in paragraph 304 (a)(1)(v) of Regulation S-K)

         PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF C3D, INC.

          Introduction of Proforma Combined Condensed Balance Sheets (Unaudited)

          Proforma Combined Condensed Balance Sheets (Unaudited)

          Proforma Combined Condensed Statement of Loss (Unaudited)

          Notes to Proforma Combined Condensed Financial Statements (Unaudited)

  Introduction to Pro Forma Combined Condensed Financial Statements (Unaudited)


On October 1, 1999 C3D, Inc. ("C3D") issued 9,750,000 shares of its common stock to acquire certain assets and all liabilities of Constellation 3D Technology, Ltd. ("Constellation Tech") (the "Merger Transaction"). In connection with the acquisition, the founders of C3D canceled 975,000 shares of common stock based on negotiations between C3D and Constellation Tech. C3D did not acquire two subsidiaries of Constellation Tech having net assets of approximately $132,000. As the former shareholders of Constellation Tech will control C3D subsequent to the Merger Transaction, for accounting purposes Constellation Tech is treated as the acquirer and C3D as the acquired entity. The Merger Transaction is treated as a reverse-takeover of C3D.

Subsequent to the Merger Transaction, C3D entered into the following financing transactions -

o Conversion of the convertible promissory note and accrued interest thereon, totaling $1,013,973, into 202,945 shares of common stock.

o     Sale of 8,503 shares of common stock at $14.70 per share totaling
      $125,000;

o Issuance of a $500,000 convertible promissory note with interest at 8%, due October 31, 2001.

o Short term borrowings totaling $1,300,000 from a shareholder with interest at 10%, due January 31, 2000.

The unaudited pro forma combined condensed financial statements of C3D are based upon the historical financial statements of the C3D and Constellation Tech after giving effect to the merger and financing transactions. These unaudited pro forma combined condensed financial statements are not necessarily indicative of the financial position and results of operations that would have been attained had the transactions actually taken place at the date indicated and do not purport to be indicative of the effects that may be expected to occur in the future.

The accompanying unaudited pro forma combined condensed financial statements illustrate the effect of the merger and financing transactions on the C3D's financial position and results of operations. The unaudited pro forma combined condensed balance sheet as of September 30, 1999 is based on the historical balance sheets of the C3D and Constellation Tech and assumes the merger and financing transactions took place on that date. The combined condensed statements of loss for nine months ended September 30, 1999 and the year ended December 31, 1998, are based on the historical statements of operations of the C3D and Constellation Tech for the same period and assume the merger and financing transactions occurred as of January 1, 1998.

The accompanying unaudited pro forma combined condensed financial statements should be read in connection with the historical financial statements of the C3D and Constellation Tech.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                    Pro Forma Combined Condensed
                                                       Balance Sheet (Unaudited)
                                           -------------------------------------

                                                                              Pro Forma                  Pro Forma
                                                            Constellation       Merger                    Financing
As of September 30, 1999                         C3D            Tech         Adjustments      Subtotal   Adjustments     Pro Forma
===================================================================================================================================
ASSETS
  Cash                                      $  219,225     $  300,944      $   (66,050)(3)   $  454,119   $1,900,000(5)  $2,354,119
  Other receivable                                            228,203          (14,934)(3)      213,269                     213,269
-----------------------------------------------------------------------------------------------------------------------------------
   Total Current Assets                        219,225        529,147          (80,984)         667,388    1,900,000      2,567,388

 Deposits                                        1,900              -                -            1,900            -          1,900

 Furniture and equipment, net                    2,565        294,905          (51,274)(3)      246,196            -        246,196

 Advances to related companies               2,465,764              -       (2,465,764)(2)            -            -              -
-----------------------------------------------------------------------------------------------------------------------------------
 Total Assets                               $2,689,454     $  824,052      $(2,598,022)      $  915,484   $1,900,000     $2,815,484
===================================================================================================================================
 LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable                          $  139,857     $  481,955      $         -       $  621,812   $        -     $  621,812
  Due to C3D, Inc.                                   -      2,465,764       (2,465,764)(2)            -            -              -
  Due to related parties                       161,786        194,481                -          356,267            -        356,267
  Due to shareholder                                 -        241,490                -          241,490    1,300,000(5)   1,541,490
  Other liabilities                                  -      1,063,533                -        1,063,533                   1,063,533
-----------------------------------------------------------------------------------------------------------------------------------
 Total Current Liabilities                     301,643      4,447,223       (2,465,764)       2,283,102    1,300,000      3,583,102
 Long-Term Liabilities                       1,013,973         55,650                -        1,069,623     (638,973)(5)    430,650
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities                           1,315,616      4,502,873       (2,465,764)       3,352,725      661,027      4,013,752
-----------------------------------------------------------------------------------------------------------------------------------
 Stockholders' Equity
   Common stock, $.001 par value                 3,703         18,519           (8,769)(1)       13,453          211(5)      13,664
   Additional paid in capital                3,464,317      4,870,021       (2,094,182)(1)    6,248,925    1,238,762(5)   7,487,687
                                                                                 8,769 (1)
   Deficit accumulated during the
    development stage                       (2,094,182)    (8,567,361)       2,094,182 (1)   (8,699,619)                 (8,699,619)
                                                                              (132,258)(3)
-----------------------------------------------------------------------------------------------------------------------------------
 Total Stockholders' Equity (deficit)        1,373,838      3,678,821         (132,258)      (2,437,241)   1,238,973     (1,198,268)
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and Stockholders' Equity $2,689,454     $  824,052      $(2,598,022)      $  915,484   $1,900,000     $2,815,484
===================================================================================================================================
                                                        See Notes to Pro Forma Combined Condensed Financial Statements (Unaudited).

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                    Pro Forma Combined Condensed
                                                   Statement of Loss (Unaudited)
                                           -------------------------------------

                                                                                   Pro Forma
                                                                                  Merger and
                                                             Constellation         Financing
Nine Months Ended September 30, 1999               C3D           Tech             Adjustments      Pro Forma
=============================================================================================================
 OPERATING EXPENSES:
  General and administrative                  $1,109,305     $   906,140          $      -        $ 2,015,445
  Research and development                             -       1,717,983                 -          1,717,983
-------------------------------------------------------------------------------------------------------------
    Total operating expenses                   1,109,305       2,624,123                 -          3,733,428
-------------------------------------------------------------------------------------------------------------
 OTHER (INCOME ) EXPENSE
  Interest (income)                              (57,458)              -            57,458 (2)              -
  Interest expense                             1,037,335         126,591           (57,458)(2)      1,154,458
                                                                                    48,000 (5e)
  Taxes                                                -          12,000                 -             12,000
-------------------------------------------------------------------------------------------------------------
    Net loss                                 $(2,089,182)    $(2,762,714)         $(48,000)       $(4,899,896)
=============================================================================================================
 Basic and diluted loss per share                                                                 $     (0.36)
=============================================================================================================
 Weighted average number of shares (basic
  and diluted)                                                                                     13,664,703
=============================================================================================================


Year Ended December 31, 1998
=============================================================================================================
 OPERATING EXPENSES:
  Interest (income) expense                   $        -     $    (6,985)         $197,000 (5e)   $   190,015
  Research and development                             -       1,534,948                 -          1,534,948
  General and administrative                           -       1,660,477                 -          1,660,477
-------------------------------------------------------------------------------------------------------------
    Total operating expenses                           -       3,188,440           197,000          3,385,440
-------------------------------------------------------------------------------------------------------------
 OTHER INCOME
  Taxes                                                -           3,462                 -              3,462
-------------------------------------------------------------------------------------------------------------
    Net loss                                  $        -     $(3,191,902)         $197,000        $(3,388,902)
=============================================================================================================
 Basic and diluted loss per share                                                                 $      (.24)
=============================================================================================================
 Weighted average number of shares (basic
  and diluted)                                                                                     13,664,703
=============================================================================================================
                                  See Notes to Pro Forma Combined Condensed Financial Statements (Unaudited).


                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                           Notes to Pro Forma Combined Condensed
                                                Financial Statements (Unaudited)
================================================================================

Note 1 Acquisition of Constellation Tech - Pursuant to the terms of the Asset Purchase Agreement, C3D acquired substantially all the operating assets of Constellation Tech in exchange for 9,750,000 shares of the Company's common stock. Two subsidiaries of Constellation Tech, having net assets of approximately $132,000 at October 1, 1999 were not acquired by the Company.

                             As the former shareholders of Constellation Tech will control C3D after the acquisition, this business combination will be accounted for as a reverse take-over transaction under which Constellation Tech is deemed for accounting purposes to be the acquirer and C3D the acquired entity. Under these accounting principles, the Company's combined consolidated financial statements will represent Constellation Tech on a historical basis consolidated with the results of operations of C3D from the date of acquisition. As C3D is a non operating public shell, the reverse merger will be treated as a recapitalization of Constellation Tech, with no goodwill recorded.

                             The common stock of Constellation Tech of $18,519 has been exchanged for shares of C3D of $9,750. Therefore, an adjustment has been made to reclassify common stock to additional paid in capital in the amount of $8,769.


Note 2 To eliminate intercompany balances existing between C3D and Constellation Holdings as of September 30, 1999. C3D had advanced funds to Constellation Holdings for expenditures on its behalf.


Note 3 To eliminate the net assets of approximately $132,000 of two subsidiaries (Tridistore Ltd. and O.M.D. Ltd.) of Constellation Tech, which were not part of the merger.

Note 4 Share capital as at September 30, 1999 in the pro forma combined condensed balance sheet is comprised of the following:

                                                                                                          Additional
                                                                Number of shares    Par value, $.001    paid-in capital
                             ===========================================================================================

                             Acquisition, including adjustment
                               required by for par
                               value of shares issued               9,750,000        $     9,750         $   4,878,790

                             Share Capital, as set out in the
                               audited consolidated financial
                               statements of C3D                    3,703,255              3,703             3,464,317

                             Net adjustment to pro forma
                             equity for reverse take-over
                             (Note 1)                                                                       (2,094,182)
                             -------------------------------------------------------------------------------------------
                                                                   13,453,255        $    13,453         $   6,248,925
                             ===========================================================================================

                             The weighted average number of share outstanding represents C3D's actual weighted average number of shares for the period presented increased by the shares issuable on completion of the pro forma transactions as described above. Per share information is presented as if the common shares issuable were issued at the beginning of 1999.

NOTE 5 Summary of Financing activities completed by C3D Subsequent to September 30, 1999:

                                                         (a)            (b)           (c)           (d)          Total
                             ============================================================================================
                               Cash                   $       -     $ 100,000      $ 500,000     $1,300,000    $1,900,000
                             ============================================================================================
                               Current Liabilities    $       -     $       -      $       -     $1,300,000    $1,300,000

                               Long-term
                               Liabilities           (1,013,973)            -        375,000             -      (638,973)
                             --------------------------------------------------------------------------------------------
                             Total Liabilities       (1,013,973)            -        375,000     1,300,000       661,027

                             Stockholders' Equity
                               Common stock                 203             8              -             -           211
                               Additional paid in
                               capital                1,013,770        99,992        125,000             -     1,238,762
                             --------------------------------------------------------------------------------------------
                             Total Liabilities and
                               Stockholders' Equity   $       -     $ 100,000      $ 500,000     $1,300,000    $1,900,000
                             ============================================================================================


(a) Conversion of Note Payable and accrued interest into 202,945 shares of common stock
(b) Sale of 8,503 shares of common stock to outside investor at $14.70 per share, less $25,000 commission
(c) Sale of $500,000 convertible subordinated debt, with a beneficial conversion feature of $125,000
(d) Borrowing under short-term notes payable of $1.3 million
(e) Estimated interest on the $500,000 convertible subordinated debt and on the short-term notes payable at 10% is $197,000 and $48,027 as at September 30, 1999 and December 31, 1998, respectively.

                       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements

     The following financial statements and related schedules are included in this Item:

     Financial Statements of C3D Inc.

     Report of Independent Certified Public Accountants:

     Balance Sheet as of September 30, 1999, December 31, 1998 and December 31, 1997;

     Statements of Operation, Stockholder's Equity and Cash Flows for the six-months ended September 30, 1999 and each of the years in the three-year period ended December 31, 1998 and for the period from the date of inception (December 27, 1995) through June 30, 1999; and

     Notes to Consolidated Financial Statements.

     Financial Statements of Constellation 3D Holdings Limited

     Report of Independent Auditor:

     Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998 and 1997;

     Consolidated Statements of Operation, Stockholder's Equity and Cash Flow for the six-months ended June 30, 1999 and 1998 and years ended December 31, 1998 and 1997, and for the period from the date of inception (September 25, 1997) through June 30, 1999; and

     Notes to Consolidated Financial Statements.

     Financial Statements of Constellation Technology Ltd.

     Report of Independent Certified Public Accountants:

     Balance Sheets as of September 30, 1999, December 31, 1998 and December 31, 1997;

     Statements of Operation, Stockholder's Equity and Cash Flows for the six-months ended September 30, 1999 and each of the years in the three-year period ended December 31, 1998 and for the period from the date of inception (December 27, 1995) through June 30, 1999; and

     Notes to Consolidated Financial Statements.

(b)  Exhibits

Report of Independent Certified Public Accountants

Board of Directors and Stockholders of C3D Inc.

We have audited the accompanying balance sheets of C3D Inc. (a development stage company) ("the Company") as of September 30, 1999, December 31, 1998 and December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1999 and 1998, each of the three years in the period ended December 31, 1998, and the period from the date of inception (December 27, 1995) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of C3D Inc. (a development stage company) at September 30, 1999, December 31, 1998 and 1997, and the results of its operations and its cash flows for the nine months ended September 30, 1999 and 1998, each of the three years in the period ended December 31, 1998, and the period from the date of inception (December 27, 1995) through September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has generated no operating revenue to date and will need to raise additional working capital for future development costs. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




BDO Seidman, LLP
Seattle, Washington

December 3, 1999

                                                                        C3D Inc.
                                                   (A Development Stage Company)

                                                                  Balance Sheets


-----------------------------------------------------------------------------------------------------------------------
                                                                September 30,     December 31,          December 31,
                                                                     1999             1998                  1997
-----------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
   Cash                                                       $     219,225       $           -      $           -
-----------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                219,225                   -                  -
Deposits                                                              1,900                   -                  -
Furniture and Equipment, net                                          2,565                   -                  -
Advances to Related Company                                       2,465,764                   -                  -
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                  $   2,689,454       $           -      $           -
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                           $     139,857       $           -      $           -
   Due to related parties                                           161,786                   -                  -
-----------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                           301,643                   -                  -

Convertible Notes Payable                                         1,013,973                   -                  -
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                 1,315,616                   -                  -
-----------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity
   Common stock, $.001 par value; 50,000,000 shares
   authorized, 3,703,255, 25,000 and 25,000 issued
   and outstanding                                                    3,703                  25                 25
   Additional paid in capital                                     3,464,317               4,975              4,975
   Deficit accumulated during the development stage              (2,094,182)             (5,000)            (5,000)
-----------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                        1,373,838                   -                  -
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                     $  2,689,454        $          -       $          -
=======================================================================================================================

                                 See accompanying notes to financial statements.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                        Statements of Operations


------------------------------------------------------------------------------------------------------------------------------------
                                                Cumulative Amounts
                                                  from Inception           Nine Months Ended                 Year Ended
                                                (December 27, 1995)          September 30,                   December 31,
                                               through September 30,  ----------------------------   -------------------------------
                                                       1999              1999              1998         1998     1997        1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

   General and administrative                    $     1,114,305      $   1,109,305     $        -    $     -   $       -   $      -
------------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                          1,114,305          1,109,305              -          -           -          -

OTHER EXPENSE (INCOME)

   Interest expense                                    1,037,335          1,037,335

   Interest income, net                                  (57,458)           (57,458)             -          -           -          -
------------------------------------------------------------------------------------------------------------------------------------
     Net loss                                    $    (2,094,182)   $    (2,089,182)    $        -    $     -   $       -   $      -
====================================================================================================================================

Net loss per common share - basic and diluted                       $        (0.56)     $        -    $     -   $       -   $      -

Weighted average number of common shares                                  3,703,255         25,000     25,000      25,000     25,000
====================================================================================================================================

                                 See accompanying notes to financial statements.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                   Statements of Changes in Stockholders' Equity
================================================================================

                                                                                         Deficit
                                                                                       Accumulated
                                              Common Stock                               During
                                         ------------------------    Additional        Development
                                         Shares        Amount      Paid-in capital        Stage            Total
=======================================================================================================================
C3D Inc. activities (Formerly
  known as Latin Venture
  Partners, Inc.):
     Issuance of common stock
     for cash                               25,000   $        25     $      4,975    $       (5,000)   $            -

Net loss                                         -             -                -                 -                 -
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                  25,000             25           4,975            (5,000)                -

Net loss                                         -             -                -                 -                 -
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                  25,000            25            4,975            (5,000)                -

Net loss                                         -             -                -                 -                 -
-----------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                  25,000            25            4,975            (5,000)                -

Sale of common stock for cash
 ($.08/Share)                            3,125,000         3,125          246,875                 -           250,000

Sale of common stock for cash
 ($4.00/Share)                             453,255           453        1,812,567                 -         1,813,020

Common stock granted to directors
 ($4.00/Share)                             100,000           100          399,900                 -           400,000

Beneficial conversion discount of
 convertible debt                                -             -        1,000,000                 -         1,000,000

Net loss                                         -             -                -        (2,089,182)       (2,089,182)
-----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1999              3,703,255   $     3,703   $    3,464,317    $   (2,094,182)   $    1,373,838
=======================================================================================================================

                                 See accompanying notes to financial statements.

                                                                        C3D Inc.
                                                   (A Development Stage Company)

                                                        Statements of Cash Flows
================================================================================

                                                            INCREASE (DECREASE) IN CASH
                                                   Cumulative Amounts            Nine Months
                                                     from Inception                 Ended                       Year Ended
                                                   (December 27, 1995)           September 30,                  December 31,
                                                  through September 30,  -----------------------------   ---------------------------
                                                          1999               1999     1998 (unaudited)    1998     1997        1996
====================================================================================================================================
Cash Flows From Operating Activities
   Net loss                                            $ (2,094,182)    $ (2,089,182)    $        -     $    -  $     -      $     -
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Discount amortization on convertible debt          1,000,000        1,000,000
       Depreciation and amortization                            183              183
       Issuance of common stock for services                400,000          400,000              -          -        -            -
     Change in assets and liabilities:
       Deposits                                              (1,900)          (1,900)
       Accounts payable                                     139,857          139,857
       Accrued interest payable on convertible
         notes payable                                       13,973           13,973              -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                      (542,069)        (537,069)             -          -        -
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Purchase of furniture and equipment                       (2,748)          (2,748)             -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                        (2,748)          (2,748)             -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Advances to related company                           (2,465,764)      (2,465,764)             -          -        -            -
   Proceeds from issuance of common stock                 2,068,020        2,063,020              -          -        -            -
   Proceeds of convertible notes payable issue            1,000,000        1,000,000
   Due to related parties                                   161,786          161,786              -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                   764,042          759,042              -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Net Increase in Cash                                        219,225          219,225              -          -        -            -
Cash, beginning of period                                         -                -              -          -        -            -
------------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                    $    219,225     $    219,225     $        -     $    -   $    -       $    -
====================================================================================================================================

                                 See accompanying notes to financial statements.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 1:                        Operations - C3D Inc. ("the Company") was
Description of Business        incorporated in the State of Florida on December
and Summary of                 27, 1995 under the name of Latin Ventures
Significant Accounting         Partners, Inc. ("LVPI"). On August 3, 1998 the
Policies                       State of Florida approved the Company's restated
                               Articles of Incorporation, which increased its capitalization from 7,500 common shares to 50,000,000 common shares. The par value was changed from $1.00 to $0.001. From inception through August 31, 1998 there was no activity within LVPI. On August 31, 1998, LVPI amended its articles of incorporation to provide for a 200:1 stock split, and to apply for quotation on the OTC Bulletin Board. On March 24, 1999 LVPI changed its name to C3D Inc. in contemplation of the proposed asset purchase agreement to acquire substantially all the operations of Constellation
                               3D Technology, Limited ("Constellation Tech") as discussed in Note 7.

                               Accounting Estimates - The Company's financial statements are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

                               Furniture and Equipment - Furniture and equipment are stated at cost. Depreciation and amortization are computed utilizing straight-line and accelerated methods over estimated useful lives ranging from 3 to 5 years.

                               Research and Development - Costs will be expensed as incurred until technological feasibility has been obtained, when product design is complete and a working model has been developed and tested.

                               Revenue Recognition - The Company is a public shell with no operating revenues. After completion of the proposed asset purchase agreement, the operations of the Company will include the activities of Constellation Tech.

                               Constellation Tech is conducting research and development activities to develop new multi-layer data storage media. It is the intent of this company to enter into strategic alliances to license its technology to its strategic partners.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 1:                        Income Taxes - The Company accounts for income
Description of Business        taxes in accordance with the provisions of
and Summary of                 Statement of Financial Accounting Standards No.
Significant Accounting         109, "Accounting for Income Taxes," ("SFAS 109").
Policies                       SFAS 109 requires the recognition of deferred tax
(continued)                    assets and liabilities for the expected future
                               income tax consequences of events that have been recognized in a company's financial statements or tax return. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and their tax basis using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided when management determines that the realization of deferred tax assets fails to meet the more likely than not standard imposed by SFAS 109.

                               Net Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Per share information for all prior periods have been adjusted to reflect the cancellation of 975,000 founders stock, which occurred on October 1, 1999, and the 200:1 stock split declared on August 3, 1998. As of September 30, 1999, the Company had outstanding options to purchase 175,000 shares of common stock which were not included in the calculation of loss per share as their effect was anti-dilutive.

NOTE 2:                        The Company has been in the development stage
Development                    since its inception. It has had no operating
Operations                     revenues to date, has accumulated losses of
                               $2,094,182, and will require additional working capital to complete its business development activities and generate revenues adequate to cover operating and further development expenses.
                               These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

                               The Company believes it can raise adequate working capital through future sales of its common stock in private placement transactions. To date, the Company has raised $3.8 million in private placements of convertible debt and equity and has borrowed an additional $1.3 million from a stockholder. The Company intends to raise up to $20 million in a series of Private Placements to fund its research and development activities. However, there can be no assurance that the Company will be successful in its efforts to raise these funds.

                               The financial statements do not contain any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3:                        In anticipation of the closing of the acquisition
Advances to Related            for certain assets and liabilities of
Party                          Constellation Tech, C3D advanced Constellation
                               Tech $2,408,306. All amounts advanced are due on demand with interest thereon at the annual rate equal to eight percent. C3D earned interest of $57,458 on the note for a total balance owing of $2,465,764 as at September 30, 1999.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 4:                        Furniture and equipment consists of the
Furniture and                  following:
Equipment

                                                            September 30,   December 31,
                                                                1999       1998      1997
                               ============================================================
                               Furniture and equipment         $2,748     $   -      $  -
                               Less accumulated depreciation      183         -         -
                               ------------------------------------------------------------
                               Furniture and equipment, net    $2,565     $   -      $  -
                               ============================================================

NOTE 5:                        On August 10, 1999, C3D issued $1 million of
Notes Payable                  convertible subordinated debt to Seattle
                               Investments LLC, a limited liability company organized under the laws of Nevis, West Indies
                               ("Seattle Investments"). The note bears interest at 10% and could be converted immediately into common stock at the lesser of $5 or the quoted market price at the time of conversion. The market price on August 10, 1999 was $14.63. This beneficial conversion feature resulted in the Company recognizing a $1,000,000 non-cash interest charge during 1999. On October 22, 1999, the debt and accrued interest thereon were converted into 202,945 shares of the Company's stock.

NOTE 6:                        At September 30, 1999 the Company has net
Income Taxes                   deferred tax assets of $711,000 primarily due to
                               net operating loss carry forwards, which begin to expire in 2018. A 100% valuation allowance has been recorded against the deferred tax asset as management has yet to establish that recovery of this asset is more likely than not.

NOTE 7:                        Certain operating expenses are paid by a related
Related Party                  company, which in turn is reimbursed by the
Transactions                   Company. For the nine months ended September 30,
                               1999, these expenses were $61,827. In addition, the Company paid the related company $19,250 under an informal rental agreement. The agreement may be cancelled at any time.

                               The Company paid a $25,000 finders fee to a related party for the $1 million of convertible debt issued to Seattle Investments.

                               The Company retained all key employees under informal consulting agreements during the nine-month period ended September 30, 1999. These agreements may be cancelled at any time. The expense of these agreements totaled $202,500, $106,000 of which is included in related party payables.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 8:                        On March 8, 1999 the Company approved the
Stock Grants and               issuance of 100,000 shares of common stock to
Stock Options                  certain board members for prior services
                               performed on behalf of the Company. Accordingly, $400,000 of general and administrative expense was recorded during the nine-month period ended
                               September 30, 1999, based on the estimated fair value of the common stock issued and the private placement completed on May 15, 1999 where the Company sold 453,255 shares of common stock to outside investors at $4 per share.

                               On March 8, 1999, these board members were also granted options to purchase up to 175,000 shares of the Company's common stock at $4 per share. These options will vest immediately, and expire in 2004. At September 30, 1999, these 175,000 options remained outstanding. The weighted average fair value of these options, on the date they were granted, was $3.89. No expense was recognized upon granting of the options as the strike price was equal to the estimated market price, as evidenced by the sale of 453,255 shares of common stock to unrelated third parties completed on March 15, 1999 but not issued until May 15, 1999.

                               The pro forma information required by FAS 123 was estimated at the date of grant using a Black-Sholes multiple option pricing model with the following assumptions for the nine month period ended September 30, 1999; risk free interest rate of 5.84%, expected life of 60 months, expected volatility 192%, and no expected dividend. Pro forma net loss and loss per share information are $2,470,282 and $0.67 respectively, for the nine months ended September 30, 1999.

NOTE 9:                        On October 1, 1999, the Company completed the
Subsequent Events              asset purchase agreement and acquired
                               substantially all the operations of Constellation
                               Tech. for a total consideration of 9,750,000 shares of the Company's $.001 par value common stock, and assumption of all liabilities and obligations. The asset purchase agreement also provided for the cancellation of 975,000 shares of founders' common stock. This cancellation has been reflected in the accompanying financial statements as if it had occurred as of the earliest date presented. Constellation Tech. has operations in the United States, Israel, Russia, and the Ukraine researching and developing new data storage technology products.

                               For financial statement purposes, the acquisition of Constellation Tech will be treated as a reverse acquisition whereby the Company was acquired by Constellation Tech., with the balance sheets to be combined using each company's historical cost bases. The results of operations will include the results of both companies from the date of acquisition forward. As the transaction is a reverse merger with a public shell, no pro forma information related to this transaction is provided.

                                                                        C3D Inc.
                                                   (A Development Stage Company)


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 9:                        On November 1, 1999, the Company sold 8,503
Subsequent Events              shares of common stock at $14.70 per share to an
(continued)                    outside investor, pursuant to the terms and
                               conditions of a subscription agreement for a total purchase price of $125,000. A commission of $25,000 was paid in conjunction with this sale.

                               On November 8, 1999, the Company issued 2,500 shares of common stock, which was valued at the negotiated value of $28,750, to MBA Ventures, LLC, a Texas limited liability company, to compensate them for their services, in accordance with the agreement dated May 23, 1999.

                               On November 10, 1999, the Company approved the issuance of warrants to purchase 100,000 shares of common stock at a price of $10.00 per share to an investment banker, subject to certain terms and conditions including successful completion of a $2.5 million sale of convertible subordinated debt, of which $500,000 has been completed to date.

                               On November 11, 1999, C3D issued $500,000 of convertible subordinated debt to Wilbro Nominees Limited. The note is due October 31, 2001 with interest at the rate of 8% per annum. The note is convertible into common stock at a price equal to 80% of the average posted price for the 20 days preceding the conversion date, beginning May 11, 2000. The quoted price for the Company's stock on November 11, 1999 was $23, resulting in a deemed beneficial conversion and a discount of approximately $125,000, which will be shown as an increase to paid in capital, and will be amortized to interest expense From November 11, 1999 to May 11, 2000. A commission of $100,000 was paid to an investment banker in conjunction with this sale.

                               The Company borrowed $1.3 million from an existing stockholder, and issued a $300,000 promissory note on October 29, 1999 and a $1 million note on November 18, 1999. Both notes are unsecured, bear interest at 10% per annum, and mature on January 31, 2000.

Report of Independent Certified Public Accountants


Board of Directors and Stockholders of
Constellation 3D Holdings Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Constellation 3D Holdings Limited and Subsidiaries (a development stage company) ("the Company") as of June 30, 1999, December 31, 1998 and December 31, 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the six months ended June 30, 1999, the year ended December 31, 1998, the period from the date of inception (September 25, 1997) through December 31, 1997, and the period from the date of inception (September 25, 1997) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The consolidated financial statements were prepared in accordance with the generally accepted accounting principles of Ireland, which do not differ in any material respects from the generally accepted accounting principles of the United States of America.

We conducted our audits in accordance with auditing standards generally accepted in Ireland, which do not differ in any material respects from auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Constellation 3D Holdings Limited and Subsidiaries (a development stage company) at June 30, 1999, December 31, 1998 and 1997, and the results of its operations and its cash flows for the six months ended June 30, 1999, the year ended December 31, 1998, the period from the date of inception (September 25, 1997) through December 31, 1997 and the period from the date of inception (September 25, 1997) through June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has generated no operating revenue to date and will need to raise additional working capital for future development costs. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



BDO Simpson Xavier
Dublin, Ireland

October 31, 1999

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                                     Consolidated Balance Sheets


                                                                  June 30,         December 31,       December 31,
                                                                    1999              1998               1997
-----------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
   Cash                                                       $     112,800       $     123,097      $   2,818,719
   Other receivable                                                 155,248             171,261             36,047
-----------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                268,048             294,358          2,854,766

Furniture and Equipment, net                                        292,073             267,231            100,163
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                  $     560,121       $     561,589      $   2,954,929
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Accounts payable                                           $     434,308       $     442,889      $     709,758
   Due to C3D Inc.                                                1,234,837                   -                  -
   Due to related parties                                           174,184             422,790            531,067
   Due to shareholder                                               241,490                   -          4,152,521
   Other                                                            998,364             565,192            147,980
-----------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                                         3,083,183           1,430,871          5,541,326

Commitments and Contingencies

Long Term Liabilities                                                50,503              46,825             26,345

Stockholders' Deficit
   Common stock, $0.015 par value; 10,000,000 shares
     authorized 1,250,000, 1,250,000, and 200
     issued and outstanding                                          18,519              18,519                  3
   Additional paid in capital                                     4,870,021           4,870,021                  -
   Deficit accumulated during the development stage              (7,462,105)         (5,804,647)        (2,612,745)
-----------------------------------------------------------------------------------------------------------------------

Total Stockholders' Deficit                                      (2,573,565)           (916,107)        (2,612,742)
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit                    $    560,121        $    561,589       $  2,954,929
=======================================================================================================================

                    See accompanying notes to consolidated financial statements.

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                           Consolidated Statements of Operations

------------------------------------------------------------------------------------------------------------------------------------
                                                                    Cumulative Amounts
                                                                      from Inception              Six Months Ended
                                                                   (September 25, 1997)               June 30,
                                                                      through June 30,       ---------------------------------
                                                                           1999                  1999         1998 (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

   Interest (income) expense                                         $        76,156         $      29,290     $        55,724
   Research and development                                                4,018,960             1,062,305             629,823
   General and administrative                                              3,352,527               554,863             698,810
-------------------------------------------------------------------------------------------------------------------------------

     Total operating expenses                                              7,447,643             1,646,458           1,384,357
-------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME

   Taxes                                                                      14,462                11,000                   -
-------------------------------------------------------------------------------------------------------------------------------

     Net loss                                                        $    (7,462,105)      $    (1,657,458)   $     (1,384,357)
===============================================================================================================================
Net loss per common share - basic and diluted                                              $         (1.33)   $      (6,921.79)

Weighted average number of common shares outstanding                                             1,250,000                 200
===============================================================================================================================

[RESTUBBED]

-----------------------------------------------------------------------------------------------------

                                                                 Year Ended           Three Months
                                                                 December 31,         December 31,
                                                               --------------------------------------
                                                                    1998                  1997
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

   Interest (income) expense                                   $         (6,985)   $         53,851
   Research and development                                           1,534,948           1,491,707
   General and administrative                                         1,660,477           1,067,187
-----------------------------------------------------------------------------------------------------

     Total operating expenses                                         3,188,440           2,612,745
-----------------------------------------------------------------------------------------------------

OTHER INCOME

   Taxes                                                                  3,462                   -
-----------------------------------------------------------------------------------------------------

     Net loss                                                  $     (3,191,902)   $(     2,612,745)
=====================================================================================================
Net loss per common share - basic and diluted                  $         (20.41)    $    (13,063.73)

Weighted average number of common shares outstanding                    156,425                 200
=====================================================================================================

                    See accompanying notes to consolidated financial statements.

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                     Consolidated Statements of Changes in Stockholders' Deficit
================================================================================

                                                                                       Deficit
                                                                                     Accumulated
                                             Common Stock                               During
                                         ---------------------       Additional       Development
                                         Shares        Amount      Paid-in capital      Stage              Total
--------------------------------------------------------------------------------------------------------------------
Constellation 3D Holdings Limited             -        $     -        $       -      $          -       $         -
activities (Formerly
known as Tandy Holdings
Limited)

Issuance of common stock for cash           200              3                -                 -                 3

Net loss                                      -              -                -        (2,612,745)       (2,612,745)
--------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                  200              3                -        (2,612,745)       (2,612,742)

Issuance of common stock for
   cancellation of shareholders'
   advances                           1,249,800         18,516        4,870,021                 -         4,888,537

Net loss                                      -              -                -        (3,191,902)       (3,191,902)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998            1,250,000         18,519        4,870,021        (5,804,647)         (916,107)

Net loss                                      -              -                -        (1,657,458)       (1,657,458)
--------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1999                1,250,000        $18,519   $    4,870,021    $   (7,462,105)   $   (2,573,565)
====================================================================================================================

                    See accompanying notes to consolidated financial statements.

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                           Consolidated Statements of Cash Flows

                                                        INCREASE (DECREASE) IN CASH

                                                   Cumulative Amounts            Six Months                      Year Ended
                                                     from Inception             Ended June 30,                   December 31,
                                                  (September 25, 1997)  -------------------------------  ---------------------------
                                                  through June 30, 1999      1999      1998 (Unaudited)       1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net loss                                          $ (7,462,105)      $ (1,657,458)   $ (1,384,357)    $ (3,191,902) $ (2,612,745)
   Adjustments to reconcile net loss to net cash
      used in operating activities
        Depreciation expense                               43,948              5,023          13,363           33,129         5,796
     Change in assets and liabilities:
       Other receivable                                  (155,248)            16,013        (174,108)        (135,214)      (36,047)
       Accounts payable                                 1,432,672            424,591        (449,761)         150,343       857,738
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                  (6,140,733)        (1,211,831)     (1,994,863)      (3,143,644)   (1,785,258)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
   Purchase of furniture and equipment                   (336,021)           (29,865)       (129,761)        (200,197)     (105,959)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                    (336,021)           (29,865)       (129,761)        (200,197)     (105,959)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Issuance of common stock                             4,888,540                  -       4,382,528        4,888,537             3
   Advances from C3D Inc.                               1,234,837          1,234,837               -                -             -
   Due to shareholder                                     241,490            241,490      (3,882,500)      (4,152,521)    4,152,521
   Due to related parties                                 174,184           (248,606)       (531,067)        (108,277)      531,067
   Net change in leases                                    50,503              3,678               -           20,480        26,345
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Financing
  Activities                                            6,589,554          1,231,399         (31,039)         648,219     4,709,936
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                           112,800            (10,297)     (2,155,663)      (2,695,622)    2,818,719
------------------------------------------------------------------------------------------------------------------------------------
Cash, beginning of period                                       -            123,097       2,818,719        2,818,719             -
------------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                  $    112,800       $    112,800    $    663,056     $    123,097   $ 2,818,719
====================================================================================================================================

                     See accompanying notes to consolidated financial statements

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                      Notes to Consolidated Financial Statements
================================================================================

NOTE 1:                      Operations - Constellation 3D Holdings Limited and
Description of Business      Subsidiaries ("the Company") was incorporated in
and Summary of               Ireland on September 25, 1997 under the name of
Significant Accounting       Tandy Holdings Limited. On March 13, 1998 Tandy
Policies                     Holdings Limited changed its name to Constellation
                             3D Holdings Limited. In contemplation of the proposed asset purchase agreement with C3D Inc., as discussed in Note 5, the Company transferred all assets and liabilities to Constellation Technology
                             Ltd. ("Constellation Tech."), a British Virgin
                             Island company, on September 19, 1999.

                             The Company's subsidiaries are as follows:

                             TriDStore IP, LLC, a wholly-owned subsidiary, is a Delaware limited liability company formed on February 2, 1998. It was formerly called "OMD Devices, LLC" unitl it filed an amendment to its Certificate of Formation on March 9, 1999.

                             TriD Store Inc, a wholly owned subsidiary, is a Delaware Corporation formed on March 6, 1997.

                             C-TriD Israel Limited, a wholly owned subsidiary, is an Israeli company formed on December 2, 1996.

                             TriD SV, Inc., a wholly owned subsidiary, is a Delaware corporation formed on August 10, 1998.

                             Tridistore Limited, a wholly owned subsidiary, is an Israeli corporation formed on November 27, 1996.

                             JSC TriD Store Vostok, a wholly owned subsidiary, is a Russian company formed on January 15, 1999.

                             Memory Devices Inc., a 60% owned subsidiary, is a Delaware company formed on March 8, 1997.

                             OMD Optical Memory Devices Limited, a 67% owned subsidiary, is an Israeli corporation formed on November 27, 1996.

                             The Company has operations in the United States, Israel, and Russia researching and developing new data storage technology products. They conduct research and development of optical memory storage technology

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                      Notes to Consolidated Financial Statements
================================================================================

NOTE 1:                      Principles of Consolidation - The consolidated
Description of Business      financial statements include accounts of
and Summary of               Constellation 3D Holding Limited and its
Significant Accounting       subsidiaries. All significant intercompany
Policies                     transactions have been eliminated. The results of
(continued)                  subsidiaries are included from the date of
                             incorporation, on the basis that results prior to the date of incorporation of the holding company are deemed immaterial in the context of the consolidated financial statements.

                             Accounting Estimates - The Company's financial statements are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

                             Furniture and Equipment - Furniture and equipment are stated at cost. Depreciation and amortization are computed utilizing straight-line over estimated useful lives ranging from approximately 3 to 17 years.

                             Research and Development - Costs will be expensed as incurred until technological feasibility has been obtained.

                             Foreign Currency Translation - The financial statements are expressed in US dollars. Transactions during the year have been translated at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies are translated to US dollars at the rates of exchange ruling at the balance sheet date. The resulting profits or losses are dealt with through the profit and loss account.

                             Revenue Recognition - It is the intent of the Company to enter into licensing, strategic alliances and joint venture programs with companies that have an established presence in the data storage market. These partner companies would be primarily responsible for the production and marketing of the products developed by the Company. The Company intends to focus its activities in the area of research, development, and the administration of the Company's agreements.

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                      Notes to Consolidated Financial Statements
================================================================================

NOTE 1:                      Income Taxes - The Company recognizes deferred tax
Description of Business      assets and liabilities for the expected future
and Summary of               income tax consequences of events that have been
Significant Accounting       recognized in a company's financial statements or
Policies                     tax return. Under this method, deferred tax assets
(continued)                  and liabilities are determined based on the
                             temporary differences between the financial statement carrying amounts and their tax basis using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided when management determines that the realization of deferred tax assets is unlikely.


                             Net Loss Per Share - Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Per share information for all periods has been adjusted to reflect the 100:1 stock split declared on November 8, 1998. As of June 30, 1999, the Company had no outstanding options or other common stock equivalents.

NOTE 2:                      The Company has been in the development stage since
Development                  its inception. It has had no operating revenues to
Operations                   date, has accumulated losses of $7,462,105, and
                             will require additional working capital to complete its business development activities and generate revenues adequate to cover operating and further development expenses. This raises substantial doubt as to the Company's ability to continue as a going concern.

                             The Company is currently seeking to raise equity or debt capital in the initial amount of $5 million with further funding of up to $15 million to complete research and development on its existing projects.

                             The financial statements do not contain any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3:                      Furniture and equipment consists of the following:
Furniture and
Equipment

                                                               June 30,       December 31,
                                                                 1999        1998      1997
                             ------------------------------------------------------------------
                             Furniture and equipment          $336,021    $306,156   $105,959

                             Less accumulated depreciation      43,948      38,925      5,796
                             ------------------------------------------------------------------

                             Furniture and equipment, net     $292,073    $267,231   $100,163
                             ==================================================================

                                               Constellation 3D Holdings Limited
                                                                and Subsidiaries
                                                   (A Development Stage Company)

                                      Notes to Consolidated Financial Statements
================================================================================

NOTE 4:                      In anticipation of the closing of the acquisition
Related Party                as discussed in Note 5, C3D advanced the Company
Transactions                 $1,219,979. The advances are backed by a promissory
                             note to C3D. All amounts advanced are due on demand with interest thereon at an annual rate equal to eight percent. Interest expense at June 30, 1999 was $14,858 for a total balance owing of $1,234,837.

NOTE 5:                      On October 1, 1999, C3D Inc. acquired substantially
Subsequent                   all of the Company's operations through an asset
Events                       purchase agreement for a total consideration of
                             9,750,000 shares of the Company's $.001 par value common stock and assumption of certain liabilities and obligations. The asset purchase agreement also provides for the cancellation of 975,000 shares of founders' common stock of the company.

                             For financial statement purposes, the acquisition has been treated as a reverse acquisition whereby C3D, Inc. was acquired by Constellation 3D Holdings Limited and Subsidiaries, with the balance sheets to be combined using the respective historical cost bases. The results of operations will include the results of both companies from the date of acquisition. The unaudited pro forma combined historical results of operations as though Constellation Tech. had been combined at the beginning of fiscal 1998 and the six month period ended June 30, 1999 are as follows:

                                                             For the Six Months      For the Year Ended
                                                                    Ended                December 31,
                             (unaudited)                        June 30, 1999                1998
                             ----------------------------------------------------------------------------
                             Net loss                           ($2,328,000)            ($3,191,902)

                             Basic and diluted loss per share      ($0.17)                 ($0.24)
                             ============================================================================

                             The unaudited pro forma results of operations may not be indicative of results that would have been obtained had the combination occurred at the beginning of the periods presented and are not necessarily indicative of future combined results.

Report of Independent Certified Public Accountants to Broad of directors and Stockholders of Constellation Technology Ltd. and Subsidiaries


We have audited the accompanying balance sheet of Constellations Technology Ltd. and Subsidiaries (a development stage company) ("the Company") as of September 30, 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The comparative figures for the periods ending December 31, 1997 and 1998 were audited by other auditors.


The consolidated financial statements were prepared in accordance with the generally accepted accounting principles of Israel which do not differ in any material respects from the generally accepted accounting principles of the United States of America.


We conducted our audits in accordance with auditing standards generally accepted in Israel, which do not differ in any material respects from auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Constellation Technology and Subsidiaries (a development stage company) at September 30, 1999, and the results of its operations and its cash flows for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development state and has generated no operating revenue to date and will need to raise additional working capital for future development costs. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                    BDO Shlomo Ziv & Co.
                                             Certified Public Accountants (Isr.)
Tel - Aviv, Israel
December 22, 1999

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS (in US$)

                                                                    September 30,       December 31,     December 31,
                                                                        1999               1998              1997
                                                                    -------------       ------------     ------------
                                                                      Audited             Audited           Audited
                                                                    -------------       ------------     ------------
ASSETS:
  Current assets:
    Cash                                                              $300,944           $123,097         $2,818,719
    Other receivable                                                   228,203            171,261             36,047
                                                                    ----------          ---------         ----------
    Total current assets                                               529,147            294,358          2,854,766
                                                                    ----------          ---------         ----------
FURNITURE AND EQUIPMENT, NET                                           294,905            267,231            100,163
                                                                    ----------          ---------         ----------
    Total assets                                                      $824,052           $561,589         $2,954,929
                                                                    ==========          =========         ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT:

CURRENT LIABILITIES:
  Accounts payable                                                    $481,955           $442,889           $709,758
  Due to C3D Inc.                                                    2,465,764             -                  -
  Due to related parties                                               194,481            422,790            531,067
  Due to shareholder                                                   241,490             -               4,152,521
  Other                                                              1,063,533            565,192            147,980
                                                                    ----------          ---------         ----------
    Total current liabilities                                        4,447,223          1,430,871          5,541,326
                                                                    ----------          ---------         ----------

Commitments and contingencies
Long term liabilities:
  Leases                                                                44,429             46,825             26,345
  Severance pay                                                         11,221             -                  -
                                                                    ----------          ---------         ----------
                                                                        55,650             46,825             26,345
                                                                    ----------          ---------         ----------
Stockholders' Deficit:
  Common stock, $0.015 par value; 10,000,000 shares
   authorized, 1,250,000 issued and outstanding                         18,519             18,519                 3
  Additional paid in capital                                         4,870,021          4,870,021             -
  Deficit accumulated during the development stage                  (8,567,361)        (5,804,647)        (2,612,745)
                                                                    ----------          ---------         ----------
    Total stockholders' deficit                                     (3,678,821)          (916,107)        (2,612,742)
                                                                    ----------          ---------         ----------
    Total liabilities and stockholders' deficit                       $824,052           $561,589         $2,954,929
                                                                    ==========          =========         ==========

                                         ------------                            ------------
                                           Director                                Director



The accompanying notes are an integral part of the financial statements.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS (in US$)

                                              Cumulative
                                             amounts from                                                         Three
                                              inception                                                           months
                                            (September 25,                                       Year ended       ended
                                             1997) through             Nine months ended          December       December
                                             September 30,               September 30,               31,            31,
                                          ------------------       -------------------------     ----------    ----------
                                                 1999                 1999           1998           1998           1997
                                          ------------------       ----------    -----------     ----------    ----------
                                                Audited             Audited       Unaudited       Audited        Audited
                                          ------------------       ----------    -----------     ----------    ----------
Operating expenses:
   Research and development                   $4,674,638           $1,717,983       $951,371     $1,534,948    $1,491,707
   General and administrative                  3,703,804              906,140      1,132,622      1,660,477     1,067,187
                                              ----------           ----------     ----------     ----------    ----------
      Total operating expenses                 8,378,442            2,624,123      2,083,993      3,195,425     2,558,894
                                              ----------           ----------     ----------     ----------    ----------
Interest (income) expense                        173,457              126,591            240         (6,985)       53,851
   Taxes                                          15,462               12,000        -                3,462        -
                                              ----------           ----------     ----------     ----------    ----------
      Net loss                               ($8,567,361)         ($2,762,714)   ($2,084,233)   ($3,191,902)  ($2,612,745)
                                              ----------           ----------     ----------     ----------    ----------
      Net loss per common share -
       basic and diluted                                               ($2.21)   ($10,421.16)       ($20.41)  ($13,063.73)
                                                                   ----------     ----------     ----------    ----------
     Weighted average number of
       common shares outstanding                                    1,250,000            200        156,425           200
                                                                   ==========     ==========     ==========    ==========





The accompanying notes are an integral part of the financial statements.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1.    Operations:

      Constellation Technology Ltd. a British Virgin Island company, and Subsidiaries ("the Company") was incorporated on July 1, 1999. In contemplation of the proposed asset purchase agreement with C3D Inc., as discussed in Note 5, Constellation 3D Holdings Limited ("Constellation") transferred its operations and all assets and liabilities to the Company, on September 19, 1999. The comparative figures shown in the financial statements have been taken from previous financial statements of Constellation.

      The Company's subsidiaries are as follows:

      TriDStore IP, LLC, a wholly-owned subsidiary, is a Delaware limited liability company formed on February 2, 1998. It was formerly called "OMD Devices, LLC" until it filed an amendment to its Certificate of Formation on March 9, 1999.

      TriD Store Inc, a wholly owned subsidiary, is a Delaware Corporation formed on March 6, 1997.

      C-TriD Israel Limited, a wholly owned subsidiary, is an Israeli company formed on December 2, 1996.

      TriD SV, Inc., a wholly owned subsidiary, is a Delaware corporation formed on August 10, 1998.

      Tridistore Limited, a wholly owned subsidiary, is an Israeli corporation formed on November 27, 1996.

      JSC TriD Vostok, a wholly owned subsidiary, is a Russian company formed on January 15, 1999.

      Memory Devices Inc., a 60% owned subsidiary, is a Delaware company formed on March 8, 1997.

      OMD Optical Memory Devices Limited, a 67% owned subsidiary, is an Israeli corporation formed on November 27, 1996.

      The Company has operations in the United States, Israel, and Russia researching and developing new data storage technology products. They conduct research and development of optical memory storage technology.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.):

2.    Principles of Consolidation:

      The consolidated financial statements include accounts of Constellation Technology Ltd. and its subsidiaries. All significant inter company transactions have been eliminated. The results of subsidiaries are included from the date of incorporation, on the basis that results prior to the date of incorporation of the holding company are deemed immaterial in the context of the consolidated financial statements.

      Accounting Estimates:

      The Company's financial statements are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

      Furniture and Equipment :

      Depreciation and amortization are computed utilizing straight-line over estimated useful lives ranging from approximately 3 to 17 years.

      Research and Development:

      Costs will be expensed as incurred until technological feasibility has been obtained, when product design is complete and a working model has been developed and tested.

      Foreign Currency Translation:

      The financial statements are expressed in US dollars. Transactions during the year have been translated at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated if foreign currencies are translated to US dollars at the rates of exchange ruling at the balance sheet date. The resulting profits or losses are dealt with through the profit and loss account.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)


      NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.):

      Revenue Recognition:

      It is the intent of the Company to enter into licensing, strategic alliances and joint venture programs with companies that have an established presence in the data storage market, although no agreements have been entered into at this time. These partner companies would be primarily responsible for the production and marketing of the products developed by the Company. The Company would provide engineering and technical support in addition to granting usage of its propriety intellectual property and patented technologies and processes. The Company intends to focus its activities in the area of research, development, and the administration of the Company's agreements.

      Any revenue derived from future agreements would be recognized over the term of the underlying agreement, based on appropriate, objective criteria

      Income Taxes:

      The Company recognizes deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a company's financial statements or tax return. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and their tax basis using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided when management determines that the realization of deferred tax assets is unlikely.

      Net loss Per Share:

      Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Per share information for all periods has been adjusted to reflect the 100:1 stock split declared on November 8, 1998. As of September 30, 1999, the Company has no outstanding options or other common stock equivalents.

      NOTE 2 - DEVELOPMENT OPERATIONS:

      The Company has been in the development stage since its inception. It has had no operating revenues to date, has accumulated losses of $8,567,361, and will require additional working capital to complete its business development activities and generate revenues adequate to cover operating and further development expenses. This raises substantial doubt as to the Company's ability to continue as a going concern.

      The Company is currently seeking to raise equity or debt capital in the initial amount of $5 million with further funding of up to $15 million to complete research and development on its existing projects. No assurance can be provided that the Company will be successful in its efforts.

      The financial statements do not contain any adjustments that might be necessary if the Company is unable to continue as a going concern.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 3 - FURNITURE AND EQUIPMENT:
Furniture and equipment consists of the following (in US$):


                                           September 30,                December 31,
                                           ------------           ---------------------------
                                               1999                 1998               1997
                                           ------------           --------          ---------
   Furniture and equipment                   $354,848             $306,156           $105,959
   Less accumulated depreciation               59,943               38,925              5,796
                                             --------             --------           --------
   Furniture and equipment, net              $294,905             $267,231           $100,163
                                             ========             ========           ========

NOTE 4 - RELATED TRANSACTION:

In anticipation of the closing of the acquisition as discussed in Note 5. C3D advanced the Company $2,408,306. The advances are backed by a promissory note to C3D. All amounts advanced are due on demand with interest thereon at an annual rate equal to eight percent. Interest expense at September 30, 1999 was $ 57,458 for a total balance owing of $ 2,465,764.

NOTE 5 - SUBSEQUENT EVENTS:

On October 1, 1999, C3D Inc. acquired substantially all of the Company's operations through an asset purchase agreement for a total consideration of 9,750,000 shares of the Company's $0.001 par value common stock and assumption of certain liabilities and obligations.

For financial statement purposes, the acquisition will be treated as a reverse acquisition whereby C3D, Inc. was acquired by Constellation Technology Ltd. and Subsidiaries, with the balance sheets to be combined using the respective historical cost bases. The results of operations will include the results of both companies from the date of acquisition. The unaudited pro forma combined historical results of operations as though Constellation Tech. had been combined at the beginning of fiscal 1998 and the nine month period ended September 30, 1999 are as follows:

                                         For the Nine      For the Year
                                          Months ended        ended
                                         September 30,    December 31,
                                         -------------    -------------
                                             1999              1998
                                         -------------    -------------
                                          UNAUDITED          UNAUDITED
                                         -------------    -------------
                                                       US$
                                         ------------------------------

Net loss                                 ($4,851,896)      ($3,191,902)
Basic and diluted loss per share           ($0.36)            ($0.24)

The unaudited pro forma results of operations may not be indicative of results that would have been obtained had the combination occurred at the beginning of the periods presented and are not necessarily indicative of future combined results.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1.    Operations:

      Constellation Technology Ltd. a British Virgin Island company, and Subsidiaries ("the Company") was incorporated on July 1, 1999. In contemplation of the proposed asset purchase agreement with C3D Inc., as discussed in Note 5, Constellation 3D Holdings Limited ("Constellation") transferred its operations and all assets and liabilities to the Company, on September 19, 1999. The comparative figures shown in the financial statements have been taken from previous financial statements of Constellation.

      The Company's subsidiaries are as follows:

      TriDStore IP, LLC, a wholly-owned subsidiary, is a Delaware limited liability company formed on February 2, 1998. It was formerly called "OMD Devices, LLC" until it filed an amendment to its Certificate of Formation on March 9, 1999.

      TriD Store Inc, a wholly owned subsidiary, is a Delaware Corporation formed on March 6, 1997.

      C-TriD Israel Limited, a wholly owned subsidiary, is an Israeli company formed on December 2, 1996.

      TriD SV, Inc., a wholly owned subsidiary, is a Delaware corporation formed on August 10, 1998.

      Tridistore Limited, a wholly owned subsidiary, is an Israeli corporation formed on November 27, 1996.

      JSC TriD Vostok, a wholly owned subsidiary, is a Russian company formed on January 15, 1999.

      Memory Devices Inc., a 60% owned subsidiary, is a Delaware company formed on March 8, 1997.

      OMD Optical Memory Devices Limited, a 67% owned subsidiary, is an Israeli corporation formed on November 27, 1996.

      The Company has operations in the United States, Israel, and Russia researching and developing new data storage technology products. They conduct research and development of optical memory storage technology.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.):

2.    Principles of Consolidation:

      The consolidated financial statements include accounts of Constellation Technology Ltd. and its subsidiaries. All significant inter company transactions have been eliminated. The results of subsidiaries are included from the date of incorporation, on the basis that results prior to the date of incorporation of the holding company are deemed immaterial in the context of the consolidated financial statements.

      Accounting Estimates:

      The Company's financial statements are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

      Furniture and Equipment :

      Depreciation and amortization are computed utilizing straight-line over estimated useful lives ranging from approximately 3 to 17 years.

      Research and Development:

      Costs will be expensed as incurred until technological feasibility has been obtained, when product design is complete and a working model has been developed and tested.

      Foreign Currency Translation:

      The financial statements are expressed in US dollars. Transactions during the year have been translated at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated if foreign currencies are translated to US dollars at the rates of exchange ruling at the balance sheet date. The resulting profits or losses are dealt with through the profit and loss account.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)


      NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.):

      Revenue Recognition:

      It is the intent of the Company to enter into licensing, strategic alliances and joint venture programs with companies that have an established presence in the data storage market, although no agreements have been entered into at this time. These partner companies would be primarily responsible for the production and marketing of the products developed by the Company. The Company would provide engineering and technical support in addition to granting usage of its propriety intellectual property and patented technologies and processes. The Company intends to focus its activities in the area of research, development, and the administration of the Company's agreements.

      Any revenue derived from future agreements would be recognized over the term of the underlying agreement, based on appropriate, objective criteria

      Income Taxes:

      The Company recognizes deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a company's financial statements or tax return. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and their tax basis using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided when management determines that the realization of deferred tax assets is unlikely.

      Net loss Per Share:

      Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Per share information for all periods has been adjusted to reflect the 100:1 stock split declared on November 8, 1998. As of September 30, 1999, the Company has no outstanding options or other common stock equivalents.

      NOTE 2 - DEVELOPMENT OPERATIONS:

      The Company has been in the development stage since its inception. It has had no operating revenues to date, has accumulated losses of $8,567,361, and will require additional working capital to complete its business development activities and generate revenues adequate to cover operating and further development expenses. This raises substantial doubt as to the Company's ability to continue as a going concern.

      The Company is currently seeking to raise equity or debt capital in the initial amount of $5 million with further funding of up to $15 million to complete research and development on its existing projects. No assurance can be provided that the Company will be successful in its efforts.

      The financial statements do not contain any adjustments that might be necessary if the Company is unable to continue as a going concern.

CONSTELLATION TECHNOLOGY LTD. AND SUBSIDIARIES
(A Development Stage Company)

NOTE 3 - FURNITURE AND EQUIPMENT:
Furniture and equipment consists of the following (in US$):


                                           September 30,                December 31,
                                           ------------           ---------------------------
                                               1999                 1998               1997
                                           ------------           --------          ---------
   Furniture and equipment                   $354,848             $306,156           $105,959
   Less accumulated depreciation               59,943               38,925              5,796
                                             --------             --------           --------
   Furniture and equipment, net              $294,905             $267,231           $100,163
                                             ========             ========           ========

NOTE 4 - RELATED TRANSACTION:

In anticipation of the closing of the acquisition as discussed in Note 5. C3D advanced the Company $2,408,306. The advances are backed by a promissory note to C3D. All amounts advanced are due on demand with interest thereon at an annual rate equal to eight percent. Interest expense at September 30, 1999 was $ 57,458 for a total balance owing of $ 2,465,764.

NOTE 5 - SUBSEQUENT EVENTS:

On October 1, 1999, C3D Inc. acquired substantially all of the Company's operations through an asset purchase agreement for a total consideration of 9,750,000 shares of the Company's $0.001 par value common stock and assumption of certain liabilities and obligations.

For financial statement purposes, the acquisition will be treated as a reverse acquisition whereby C3D, Inc. was acquired by Constellation Technology Ltd. and Subsidiaries, with the balance sheets to be combined using the respective historical cost bases. The results of operations will include the results of both companies from the date of acquisition. The unaudited pro forma combined historical results of operations as though Constellation Tech. had been combined at the beginning of fiscal 1998 and the nine month period ended September 30, 1999 are as follows:

                                         For the Nine      For the Year
                                          Months ended        ended
                                         September 30,    December 31,
                                         -------------    -------------
                                             1999              1998
                                         -------------    -------------
                                          UNAUDITED          UNAUDITED
                                         -------------    -------------
                                                       US$
                                         ------------------------------

Net loss                                 ($4,851,896)      ($3,191,902)
Basic and diluted loss per share           ($0.36)            ($0.24)

The unaudited pro forma results of operations may not be indicative of results that would have been obtained had the combination occurred at the beginning of the periods presented and are not necessarily indicative of future combined results.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


C3D INC.


By: /s/ Eugene Levich
    ------------------------------------------
         Eugene Levich, President,
         Chief Executive Officer
         and Chief Operational Officer


Date: November 12, 1999
      ----------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
     2.1*               Asset Purchase Agreement by and between C3D INC., a Florida corporation as
                        Buyer, CONSTELLATION 3D TECHNOLOGY LIMITED, a British Virgin Islands
                        corporation, as Seller, TRID STORE, INC., a Delaware corporation and TRID IP
                        S.A., a Luxembourg corporation dated as of October 1, 1999.

     3.1*               Articles of Incorporation of Latin Venture Partners, Inc., filed December 27,
                        1995.

     3.2*               Articles of Amendment to Latin Venture Partners, Inc., filed August 3, 1998.

     3.3*               Articles of Amendment to Articles of Incorporation of Latin Venture Partners,
                        Inc., filed March 24, 1999.

     3.4*               Bylaws of C3D Inc.

     4.1*               Investor's Rights Agreement, dated August 10, 1999, by and between C3D Inc.
                        and Seattle Investments L.L.C.

     4.2                Subscription Agreement, dated November 29, 1999, by and between C3D Inc. and
                        MBA-on-Demand, L.L.C.

     4.3                Purchase Agreement, dated November 11, 1999, by and between Wilbro Nominees
                        Limited and C3D Inc.

     4.4                Registration Rights Agreement, dated November 11, 1999, by and between
                        Wilbro Nominees Limited and C3D Inc.

     4.5                Warrant dated November 11, 1999 issued to Moorwood Investment Limited

     4.6                Purchase Agreement, dated as of December 24, 1999, by and between Winnburn
                        Advisory and C3D Inc.

     4.7                Registration Rights Agreement, dated as of December 24, 1999, by and between
                        Winnburn Advisory and C3D Inc.

     10.1*              Rental Contract, Unprotected According to the Tenant's Protection Law (Various
                        Instructions) of 1968 as Drafted into the Tenant's Protection Law
                        (Consolidated Version) of 1972, made and signed in Tel Aviv on March 25,
                        1997.

     10.2               Rental Contract, Unprotected According to the Tenant's Protection Law (Various
                        Instructions) of 1968 as Drafted into the Tenant's Protection Law
                        (Consolidated Version) of 1972, made and signed in Tel Aviv on February 8,
                        1998.



EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
      10.3*             Agreement N. 356/181298 on the rent of office premises, dated December 18,
                        1998 between MACHMIR Co., Ltd. as "Lessor" and ZAO "TriD Store Vostok" as
                        "Renter."

      10.4*             The Rent Agreement, No. 5/8, dated July 5, 1999, between MSO Science Park as
                        "Lessor" and ZAO "TriD Store Vostok" as "Tenant."

      10.5*             Attachment No. 1 to The Rent Agreement, No. 518, dated July 5, 1999, between
                        MSO Science Park as "Lessor" and ZAO "TriD Store Vostok" as "Tenant."

      10.6              Sublease Agreement, dated November 18, 1999, by and between Harex Global
                        Corporation, as lessor, and C3D Inc., as lessee.

      10.7*             Optima Services Agreement (Member), dated April 23, 1999, by and between Omni
                        Offices Inc. and C3D Inc.

      10.8*             Employment Agreement dated July 15, 1998, by and between Memory Services
                        (M.D.) (1996) Ltd. and Ronen Yaffe.

      10.9              Letter of Intent, dated December 20, 1999, by and between Toolex
                        International N.V. and C3D Inc.

      10.10             Co-Invention Agreement, dated December, 20, 1999, by and between Toolex
                        International N.V. and C3D Inc.

      16.1              Auditor's Regisration letter dated December 20, 1999.

      21.1+             Subsidiaries of the Registrant

      27.1              Financial Data Schedule

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*     Previously Filed.
+ The subsidiaries of C3D and their places of organization are listed in the Business section of this Registration Statement.